Exhibit 10.1
EXECUTION VERSION
PARTNERSHIP INTEREST PURCHASE AGREEMENT
dated December 10, 2010
by and among
BRIGHTPOINT NORTH AMERICA L.P.,
TOUCHSTONE ACQUISITION LLC,
TOUCHSTONE WIRELESS REPAIR AND LOGISTICS, LP,
TOUCHSTONE WIRELESS INVESTMENT PARTNERS, LLC and the
LIMITED PARTNERS

i

Table of Contents	Page

12.12. Expenses	72
12.13. Full Understanding	72
12.14. Construction	72
12.15. Counterparts	72
12.16. Headings	72
12.17. References	72
12.18. Provision Respecting Legal Representation	72

Table of Contents		Page

EXHIBITS

Exhibit A	Ownership of Equity Interests
Exhibit B	Seller’s Equity Interest Assignment Form
Exhibit C	Form of Escrow Agreement
Exhibit D	Working Capital Calculation and Related Accounting Principles

v

PARTNERSHIP INTEREST PURCHASE AGREEMENT
     PARTNERSHIP INTEREST PURCHASE AGREEMENT (this “Agreement”) dated December 10, 2010 (the “Agreement Date”) by and among Brightpoint North America L.P., a Delaware limited partnership (“BPNA”), Touchstone Acquisition LLC, an Indiana limited liability company (“BPGP” and, collectively with BPNA, “Buyer”), Touchstone Wireless Repair and Logistics, LP, a Pennsylvania limited partnership (the “Company”), Touchstone Wireless Investment Partners, LLC, a Pennsylvania limited liability company and the general partner of the Company (the “General Partner”), and all of the limited partners of the Company listed on Exhibit A attached hereto (collectively, the “Limited Partners” and, together with the General Partner, the “Sellers”). Buyer, the Sellers and the Company are referred to collectively herein as the “Parties.”
PREAMBLE
     WHEREAS, the General Partner is the owner of 100% of the general partnership interests (the “GP Interests”) in, and the sole General Partner of, the Company;
     WHEREAS, the Limited Partners, collectively, are the owners of 100% of the limited partnership interests in the Company (the “LP Interests” and, together with the GP Interests, the “Equity Interests”); and
     WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase from the Sellers, and the Sellers will sell to Buyer, all of the Equity Interests.
     NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:
     1. Definitions.
          1.1. Certain Definitions. Capitalized terms used and not otherwise defined herein shall have the following meanings:
          (a) “Accounting Arbitrator” means a Neutral Accounting Firm mutually agreed upon by the Buyer and Seller Representative.
          (b) “Accounting Principles” means those principles set forth on Exhibit D hereto.
          (c) “Acquisition Proposal” means any inquiry, offer or proposal concerning any (a) merger, consolidation, equity exchange, reorganization, recapitalization, business combination, or other similar transaction in which the other party thereto or its stockholders will own 20% or more of the combined voting power of the surviving entity resulting from any such transaction, (b) sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets of the Company or its Subsidiaries, as the case may be, representing 20% or more of the consolidated assets of the Company taken as a whole in a single transaction or series of related transactions, (c) any other transaction or series of related transactions pursuant to which any third party proposes to acquire control of assets of the Company or its Subsidiaries having a fair market value equal to or greater than 20% of the fair market value of all of the assets of the Company or its Subsidiaries, as the case may be, taken as a whole, immediately prior to such transaction, or (d) any agreement to engage in any of the foregoing (in each case, other than the transactions contemplated by this Agreement).
          (d) “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
          (e) “Authorizations” means, as to any Person, all licenses, permits, franchises, orders, approvals, concessions, clearances, registrations, qualifications and other authorizations issued or granted to such Person under applicable foreign, federal, state and local laws or by any Governmental Authority.
          (f) “Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in the State of New York are authorized or required by law or other governmental action to close.
          (g) “Business of the Company” means the business of providing logistics, repair or consignment resale services for cellular phones or smart phones, in each case with a voice transmission capability, or cable or set top boxes.
          (h) “Cash” means, as of any date, any cash on hand, cash in bank or other accounts, readily marketable securities, and other cash-equivalent liquid assets of any nature as of such date, determined in accordance with the Accounting Principles.
          (i) “COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B.
          (j) “Code” means the Internal Revenue Code of 1986, as amended.
          (k) “Company Competitor” means a business that is directly competitive with the Business of the Company; provided, however, that any business that provides logistics, repair, or consignment resale services to electronic devices other than cellular phones or smart phones, in each case with a voice transmission capability, or cable or set top boxes, or any business that provides products or services other than logistics, repair, or consignment resale services to wireless carriers, insurers, manufacturers, suppliers, distributors, retailers, logistics or repair providers shall in no event be a Company Competitor.
          (l) “Contract” means, whether written or oral, any note, bond, mortgage, indenture, contract, agreement, license, lease, purchase order, sales order or other legally binding commitment or obligation, express or implied, to which a Person is a party or by which a Person or its assets or properties are bound.
          (m) “Current Assets” means, without duplication, the sum of (a) trade and other accounts receivable, (b) prepaid expenses (including prepaid Taxes), (c) inventory, and (d) other assets that would be accounted for as current assets, determined in accordance with the Accounting Principles, but excluding Cash.
          (n) “Current Liabilities” means, without duplication, the sum of (a) trade and other accounts payable, (b) accrued salaries and bonuses, and (c) other liabilities that would be accounted for as current liabilities in accordance with the Accounting Principles, but excluding any (x) Indebtedness and (y) Unpaid Transaction Expenses; all as determined in accordance with the Accounting Principles.
          (o) “Employee Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA, any “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, “welfare benefit fund” within the meaning of Section 419 of the Code, or “qualified asset account” within the meaning of Section 419A of the Code, and any other material plan, program, policy or arrangement for or regarding bonuses, commissions, incentive compensation, severance, vacation, pensions, profit sharing, retirement, payroll savings, stock options, stock purchases, stock awards, stock ownership, phantom stock, stock appreciation rights, equity compensation, medical/dental expense payment or reimbursement, disability income or protection, sick pay, group insurance, self insurance, death benefits, employee welfare or fringe benefits of any nature, including those benefiting retirees or former employees.
          (p) “Environmental Laws” means all applicable federal, state, local and foreign or international laws and any implementing regulations, legally binding agency guidance or policy as well as applicable common laws relating to the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or protection of human health as it relates to exposure to Hazardous Materials including, without limitation, relating to (i) Releases or threatened Releases of Hazardous Materials, (ii) the manufacture, processing, distribution, use, treatment, storage, transport or management of Hazardous Materials, (iii) the management of asbestos or lead in buildings or other structures, or (iv) the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act and the Occupational Health and Safety Act (to the extent related to worker exposure to Hazardous Materials).

          (q) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and all rulings and regulations promulgated thereunder.
          (r) “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is part of the same controlled group with, under common control with, part of an affiliated service group with, or part of another arrangement that includes, the Company or any ERISA Affiliate within the meaning of Code Section 414(b), (c), (m) or (o).
          (s) “Escrow Agent” means JPMorgan Chase Bank, N.A.
          (t) “Escrow Agreement” means the escrow agreement to be entered into on the Closing Date by and among Buyer, Escrow Agent and the Seller Representative, on behalf of the Sellers, in substantially the form attached hereto as Exhibit C (the “Escrow Agreement”).
          (u) “Excluded Intellectual Property Losses” means any and all Losses: (i) arising out of or caused by any claim or Proceeding for patent or other Intellectual Property infringement made by a party against whom Buyer, the Company or either of their respective Affiliates has initiated patent or other Intellectual Property infringement Proceedings or to whom Buyer, the Company or either of their respective Affiliates has delivered a written notice, or otherwise made a claim, of patent or other Intellectual Property infringement, in either case with respect to ICE; (ii) arising out of or caused by the use of ICE outside of the United States; or (iii) arising from and after the filing of any patent application with respect to ICE.
          (v) “Fundamental Representations” means those representations and warranties set forth in Sections 3.1 (Authorization), 3.2 (Ownership of Equity Interests), 3.3 (Noncontravention), 3.4 (Broker Fees), 4.1 (Organization and Authorization), 4.2 (Subsidiaries), 4.3 (Capitalization) and 4.6 (Broker Fees).
          (w) “GAAP” means United States generally accepted accounting principles as in effect as of the date of this Agreement.
          (x) “Governmental Authority” means any executive, legislative, judicial, regulatory or administrative government authority, including, without limitation, any federal, state, local or foreign government or any subdivision, agency, instrumentality, authority (including any regulatory, administrative, and self-regulatory authority), department, commission, board or bureau thereof or any federal, state, local or foreign court or tribunal.
          (y) “Hazardous Materials” means any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant or constituent thereof, whether liquid, solid, semi-solid, sludge and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, and any other toxic or hazardous material or substance, whether waste materials, raw materials or finished products regulated or governed by any Environmental Law.
          (z) “ICE” means the Company’s inventory control environment and all related Intellectual Property and Information Technology as constituted as of the date hereof.
          (aa) “Indebtedness” means, with respect to any Person, (a) all obligations of such Person, whether or not contingent, for borrowed money of whatsoever nature including, without limitation, (i) any loan or other financial credit facilities, (ii) any outstanding letters of credit, to the extent funded, (iii) any off balance sheet financial obligations in the nature of indebtedness for borrowed money, (iv) any capitalized leases, and (v) with respect to the Company, (A) any obligation to repay the Commonwealth of Pennsylvania amounts owed under the Settlement and Release Agreement by and between the Company and the Commonwealth of Pennsylvania, (B) any payments required to be made to the Sellers by the Company as a result of the transaction contemplated by this Agreement, (C) any obligations under the unsecured notes payable resulting from the acquisition of the Company’s Series B Preferred Interests, (D) payment obligations under the Settlement Agreement and Mutual Release, dated as of March 31, 2009, by and among the Company, the General Partner, Striker Investment Partners, LLC, Striker Partners I, L.P., BKI Enterprises, Inc. and Brian Itterly and (b) any guarantees of the obligations described in clause (a) above of any other Person.
          (bb) “Information Technology” means all computer hardware, Software, microprocessors, networks, firmware and other information technology and communications equipment used in the operations of the Company and its Subsidiaries.
          (cc) “IRS” means the Internal Revenue Service.
          (dd) “Knowledge of the Company,” “to the Company’s Knowledge” and similar phrases mean the knowledge of John K. Cowles, James Allen Hurley, II, Ricky A. Hurley, David Hunter, Rockwell Scott, David Edwards and Anne Mozeko, after due inquiry. For purposes of this Section 1.1(dd), “due inquiry” shall mean solely the oral inquiry of any other Company employee heading any department responsible for a subject area addressed by the representations and warranties of the Company set forth in this Agreement.
          (ee) “Liabilities” means any direct or indirect Indebtedness, liability or obligation, known or unknown, fixed or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise.
          (ff) “Licenses” means all material licenses, franchises, permits and other similar requirements of or with any Governmental Authority which are held by a Party as of the date hereof.
          (gg) “Losses” of a Person means any and all losses, liabilities, damages, claims, awards, judgments, reasonable costs and reasonable expenses (including, without limitation, the costs of reasonable investigation, remediation and attorneys’ fees) suffered or incurred by such Person; provided, however, that such term shall not include any damages based on any multiple of profits or earnings or incidental, punitive, special, indirect or consequential damages except in the case of fraud or intentional misrepresentation or to the extent actually payable to a third party in respect of a third-party claim; provided, further, that the Losses of the Buyer Group shall in no event include any Excluded Intellectual Property Losses.
          (hh) “Material Adverse Effect” means, with respect to any Person, any change, effect, event, circumstance, occurrence or state of facts that, individually or in the aggregate, has had a material and adverse effect on the business, assets, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed, either alone or in combination, to constitute a Material Adverse Effect on such Person: (i) any adverse effect to the extent attributable to the announcement or pendency of the transactions contemplated by this Agreement; (ii) except to the extent that they affect the Person in a materially disproportionate manner relative to other U.S. companies, any adverse effect attributable to conditions generally affecting (A) the industries in which each of the such Person and its Subsidiaries and its Subsidiaries participate, (B) the U.S. economy as a whole or global economic conditions, or (C) the financial, banking, currency or capital markets in general (whether in the United States or any other country or in any international market) or changes in currency exchange rates or currency fluctuations; (iii) any adverse effect resulting from or relating to compliance with the terms of, or the taking of any action required by, this Agreement (including any adverse effect that results from Buyer’s refusal to permit the Company upon the Company’s request to take any of the actions itemized in Section 6.2 hereof); (iv) any adverse effect arising from or relating to any change in accounting requirements or principles or any change in applicable laws, rules or regulations or the interpretation or enforcement thereof; (v) any adverse effect resulting from acts of war, hostilities or terrorism; or (vi) with respect to the Company, any adverse effect attributable to actions of Buyer. References in this Agreement to dollar amount thresholds shall not be deemed to be evidence of a Material Adverse Effect or materiality.
          (ii) “Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.
          (jj) “Multiemployer Plan” has the meaning set forth in ERISA §3(37) or Code §414(f).
          (kk) “Net Working Capital” means, for purposes of Section 2.3 herein, the difference between (a) Current Assets of the Company as of the close of business on the Business Day before the Closing Date, and (b) Current Liabilities of the Company as of the close of business on the Business Day before the Closing Date and calculated in accordance with the example set forth in Exhibit D and the Accounting Principles.
          (ll) “Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that has not rendered services to any of Buyer or any Affiliate thereof, the Sellers or any Affiliate thereof, or the Company or any Subsidiary thereof within twenty-four (24) months prior to the date of retention of such accounting firm.
          (mm) “OEM” means an original equipment manufacturer of wireless telecommunication devices and/or related accessories.
          (nn) “Open Source Materials” means Software that is (i) distributed under any of the following license or distribution models: open source, public source, freeware, or any modification or derivative thereof, including by way of example and not limitation, the GNU general public license, limited GPL or other similar open source license; or (ii) otherwise licensed under any terms or conditions that impose any requirement that any Software using, linked with, incorporating, distributed with, based on, derived from or accessing the Software code: (1) be made available or distributed in source code form; (2) be licensed for the purpose of making derivative works; (3) be licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (4) be redistributable at no charge.
          (oo) “Ordinary Course of Business” means the ordinary course of business consistent with past practice.
          (pp) “Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
          (qq) “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.
          (rr) “Prime Rate” means the prime rate of interest as from time to time published by The Wall Street Journal (Eastern Edition).
          (ss) “Proprietary Software” means any Software developed by or for the Company or any of its Subsidiaries for use in the business of the Company or its Subsidiaries. Without limiting the breadth of the foregoing, the term Proprietary Software shall include ICE, but shall not be deemed to include Third Party Software.
          (tt) “Reportable Event” has the meaning set forth in ERISA §4043.
          (uu) “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.
          (vv) “Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for Taxes not yet due and payable or for

Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s, processor’s, landlord’s, carrier’s, maritime, materialmen’s or similar liens, including all statutory liens arising or incurred in the ordinary course of business, (iii) liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits which are not overdue or are being contested in good faith by appropriate proceedings and for which provision for the payment of such liens has been reflected in the Financial Statements, (iv) liens (A) incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and (B) securing surety, indemnity, performance, appeal and release bonds and (v) any minor imperfection of title, easements, encroachments, covenants, rights of way, minor defects, minor irregularities or encumbrances on title or similar lien.
          (ww) “Software” means computer software programs, code, and software systems, including, without limitation databases, libraries, tool sets, compilers, interfaces between systems, user interfaces, higher level “proprietary” languages and materials comprising or included in such programs or systems, and all related documentation, however fixed, whether in source code or object code format or in any other form or format.
          (xx) “Straddle Tax Period” means any Tax period beginning before and ending after the Closing Date.
          (yy) “Subsidiary” means any entity with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.
          (zz) “Target Net Working Capital” means Nine Million Three Hundred Thousand Dollars ($9,300,000).
          (aaa) “Tax” or “Taxes” means (a) any foreign, federal, state or local income, earnings, profits, gross receipts, franchise, capital stock, net worth, sales, use, value added, occupancy, general property, real property, personal property, intangible property, transfer, fuel, excise, escheat, unclaimed property, payroll, withholding, unemployment compensation, social security, retirement, environmental (including any Taxes imposed under Section 59A of the Code) or other tax of any nature; or (b) any deficiency, interest or penalty imposed with respect to any of the foregoing.
          (bbb) “Tax Returns” means all returns and reports, amended returns, information returns, statements, declarations, estimates, schedules, notices, notifications, forms, elections, certificates or other documents required to be filed or submitted to any Governmental Authority with respect to the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of, or compliance with, any Tax.
          (ccc) “Taxing Authority” means any domestic, foreign, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority.
          (ddd) “Unpaid Transaction Expenses” means all expenses incurred and payable by the Company related to the negotiation and execution of this Agreement and all other agreements and the transactions contemplated hereby and thereby, including, without limitation, financial advisory and attorneys fees, to the extent not paid at or prior to Closing.
          1.2. Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Adjustment Calculation”	Section 2.3.1(ii)
“Adjustment Escrow”	Section 2.2
“Agreement”	Introduction
“Agreement Date”	Introduction
“Asset Acquisition Statement”	Section 2.6
“Basket”	Section 9.5.1
“BPGP”	Introduction
“BPNA”	Introduction
“Buyer”	Introduction
“Buyer Ceiling”	Section 9.5.3
“Buyer Group”	Section 9.1
“Buyer Schedules”	Section 5
“Ceiling”	Section 9.5.2
“Closing”	Section 2.4
“Closing Balance Sheet”	Section 2.3.1(ii)
“Closing Date”	Section 2.4
“Closing Date Cash Calculation”	Section 2.3.2(ii)
“Closing Date Debt Calculation”	Section 2.3.2(ii)
“Company”	Preamble
“Company Client”	Section 8.4.3
“Company’s Employee Benefit Plans”	Section 4.20.1
“Company Inventory”	Section 4.24
“Confidential Information”	Section 8.4.1(i)
“Confidential Records”	Section 8.4.2
“Deemed Purchased Assets”	Section 2.6
“Employees”	Section 4.19
“Environmental Claims”	Section 4.21.4

“Equity Interests”	Preamble
“Escrow Agreement”	Section 2.2
“Escrow Fund”	Section 2.2
“Estimated Closing Date Cash Adjustment”	Section 2.3.2(i)
“Estimated Closing Date Debt Adjustment”	Section 2.3.3(i)
“Estimated Net Working Capital”	Section 2.3.1(i)
“Estimated Net Working Capital Adjustment”	Section 2.3.1(i)
“Final Determination”	Section 9.8
“Financial Statements”	Section 4.7.1
“General Partner”	Introduction
“GP Interests”	Preamble
“HSR Act”	Section 6.4
“Indemnification Escrow”	Section 2.2
“Indemnification Matter”	Section 9.4
“Indemnification Notice”	Section 9.4
“Indemnitee”	Section 9.4
“Indemnitor”	Section 9.4
“Intellectual Property”	Section 4.13
“Limited Partners”	Introduction
“LP Interests”	Preamble
“Material Contracts”	Section 4.15
“Most Recent Annual Financial Statements”	Section 4.7.1
“Most Recent Audited Financial Statements”	Section 4.7.1
“Most Recent Financial Statements”	Section 4.7.1
“Most Recent Fiscal Year End”	Section 4.7.1
“Net Working Capital Calculation”	Section 2.3.1(ii)
“Net Working Capital Disputed Items”	Section 2.3.1(iv)
“Objection Notice”	Section 2.3.1(iii)
“Parties”	Introduction
“Preliminary Net Working Capital Excess”	Section 2.3.1(i)
“Preliminary Net Working Capital Shortfall”	Section 2.3.1(i)
“Proceedings”	Section 4.18.1
“Protected Agents”	Section 8.7.1
“Purchase Price”	Section 2.2
“Registered Intellectual Property”	Section 4.13.2
“Relevant Parties”	Section 8.4.3
“Revised Statement”	Section 2.6
“Reportable Transaction”	Section 4.11.5
“Schedules”	Section 3
“Sellers”	Introduction

“Seller Indemnitee”	Section 9.3
“Seller Representative”	Section 9.13.2
“Source Code”	Section 4.13.4
“Tax Closing Agreement”	Section 4.11.8
“Tax Ruling”	Section 4.11.8
“Third Party Licenses”	Section 4.13.4
“Third Party Software”	Section 4.13.4
“Transfer Taxes”	Section 11.2
     2. Purchase and Sale of Equity Interests.
          2.1. Basic Transaction. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from the Sellers, and each Seller agrees to sell to Buyer, all of the Equity Interests owned by such Seller for the consideration specified below in Section 2.2.
          2.2. Purchase Price. Buyer agrees to pay to the Sellers the aggregate sum of Eighty Million Dollars ($80,000,000) (the “Purchase Price”) which shall be paid as follows: (a) Seventy Million Four Hundred Thousand Dollars ($70,400,000) to be paid by Buyer at the Closing to the Seller Representative on behalf of the Sellers, by wire transfer in immediately available funds to the account(s) to be designated by the Seller Representative to Buyer at least two (2) Business Days prior to Closing, (b) Nine Million Five Hundred Thousand Dollars ($9,500,000) to be deposited by Buyer at the Closing with Escrow Agent, in readily available funds, of which (i) Nine Million Dollars ($9,000,000) (the “Indemnification Escrow”) shall be held in escrow until April 30, 2012, pursuant to the terms and conditions of the Escrow Agreement, and (ii) Five Hundred Thousand Dollars ($500,000) (the “Adjustment Escrow,” and together with the Indemnification Escrow, the “Escrow Fund”) shall be held in escrow, pursuant to the terms and conditions of the Escrow Agreement and (c) One Hundred Thousand Dollars ($100,000) to be paid by Buyer at the Closing by wire transfer in immediately available funds to the account to be specified by the Seller Representative to Buyer at least two (2) Business Days prior to Closing, representing the Seller Representative Reserve provided for by Section 9.13.4. The Indemnification Escrow shall secure the Sellers’ indemnification obligations pursuant to Section 9.1 and Section 9.2 of this Agreement, and the Adjustment Escrow shall secure the Sellers’ obligations with respect to any adjustments to the Purchase Price in accordance with Section 2.3 of this Agreement.
          2.3. Purchase Price Adjustments.
               2.3.1 Net Working Capital Adjustment. The Purchase Price shall be adjusted (such adjustment may be positive or negative), if at all, on a dollar-for-dollar basis as set forth below:

                    (i) Within two (2) Business Days prior to the Closing, the Sellers shall cause the Company to prepare and deliver to Buyer an officer’s certificate of the Company that contains a good faith and reasonable best estimate of the Net Working Capital of the Company as of the close of business on the Business Day before the Closing Date (the “Estimated Net Working Capital”), the components of which Estimated Net Working Capital shall be prepared in accordance with the Accounting Principles. If the Estimated Net Working Capital exceeds the Target Net Working Capital, then the Purchase Price payable to the Seller Representative on behalf of the Sellers at the Closing pursuant to Section 2.2 shall be increased by an amount equal to the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital (the “Preliminary Net Working Capital Excess”). If the Estimated Net Working Capital is less than the Target Net Working Capital, then the Purchase Price payable to the Seller Representative on behalf of the Sellers at the Closing pursuant to Section 2.2 shall be decreased by an amount equal to the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital (the “Preliminary Net Working Capital Shortfall,” and together with the Preliminary Net Working Capital Excess, the “Estimated Working Capital Adjustment”).
                    (ii) Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to the Seller Representative an unaudited statement of Net Working Capital of the Company as of the close of business on the Business Day before the Closing Date (the “Statement of Net Working Capital”) which shall also set forth a calculation of Net Working Capital determined from the Statement of Net Working Capital (the “Net Working Capital Calculation”) and the amount, if any, by which the Net Working Capital so determined is less than or greater than the Estimated Net Working Capital (the “Adjustment Calculation”). The Statement of Net Working Capital, the Net Working Capital Calculation and the Adjustment Calculation shall be prepared in accordance with the Accounting Principles, provided that the Statement of Net Working Capital, the Net Working Capital Calculation and the Adjustment Calculation shall not have footnotes or other audit disclosures. In the event that the Closing Date does not occur at a financial week- or month-end for accounting purposes, the Parties shall agree on mutually acceptable roll forward or roll back procedures.
                    (iii) On or prior to the thirtieth (30th) calendar day following Buyer’s delivery of the Statement of Net Working Capital, the Net Working Capital Calculation and the Adjustment Calculation, the Seller Representative may deliver to Buyer a written notice stating in reasonable detail the Seller Representative’s objections (an “Objection Notice”) to the Statement of Net Working Capital or the determination of the Net Working Capital Calculation or the Adjustment Calculation. During such thirty (30) calendar day period, Buyer shall provide the Seller Representative and its independent accountants and other authorized representatives with access, at reasonable times and upon reasonable notice, to the Company’s facilities, books and records and its personnel and accountants. Any Objection Notice shall specify in reasonable detail the dollar amount of any objection and the reasonable basis therefore. Any determination set forth on the Statement of Net Working Capital, the Net Working Capital Calculation or the

Adjustment Calculation to which the Seller Representative does not object in the Objection Notice shall be deemed acceptable and shall be final and binding upon the Parties upon delivery of the Objection Notice. If the Seller Representative does not deliver to Buyer an Objection Notice within such thirty (30)-day period, then the Statement of Net Working Capital, the Net Working Capital Calculation and the Adjustment Calculation will be conclusive and binding upon the Parties and the Net Working Capital Calculation and the Adjustment Calculation set forth with the Statement of Net Working Capital will constitute the Net Working Capital Calculation and the Adjustment Calculation for purposes of determining additional amounts to be paid from the Sellers to Buyer or from Buyer to the Sellers pursuant to Section 2.3.1(v) below.
                    (iv) Following Buyer’s receipt of any Objection Notice, the Seller Representative and Buyer shall attempt to negotiate in good faith to resolve such dispute. In the event that the Seller Representative and Buyer fail to agree on any of the Seller Representative’s proposed adjustments set forth in the Objection Notice within thirty (30) days after Buyer receives the Objection Notice, the Seller Representative and Buyer agree that an Accounting Arbitrator shall make the final determination regarding the proposed adjustments set forth in the Objection Notice that are not resolved by the Seller Representative and Buyer (the “Net Working Capital Disputed Items”); provided that if the Parties are unable to agree on a Neutral Accounting Firm to act as Accounting Arbitrator, each of Buyer, on the one hand, and the Seller Representative, on the other hand, shall select a Neutral Accounting Firm and such firms together shall select the Neutral Accounting Firm to act as the Accounting Arbitrator. The Buyer and the Seller Representative shall use reasonable efforts to cause the Accounting Arbitrator to render a decision resolving the matters in dispute within 30 days following the submission of such matters to the Accounting Arbitrator. Buyer and the Seller Representative each shall provide the Accounting Arbitrator with their respective determinations of the Net Working Capital Disputed Items. The Accounting Arbitrator shall make an independent determination on the Net Working Capital Disputed Items and the resultant Net Working Capital Calculation that shall be final and binding on the Sellers and Buyer. The determination of the Net Working Capital Disputed Items by the Accounting Arbitrator shall be based on whether such Net Working Capital Disputed Items have been calculated in accordance with the standards set forth in this Agreement, and the Accounting Arbitrator is not to make any other determination. The Accounting Arbitrator shall not assign a value to any item greater than the greatest value for such item claimed by Buyer or the Seller Representative or less than the smallest value for such item claimed by Buyer or the Seller Representative and shall be limited to the selection of either Buyer’s or the Seller Representative’s position on a disputed item (or a position in between the positions of Buyer and the Seller Representative) based solely on presentations and supporting material provided by the Parties and not pursuant to any independent review. The Accounting Arbitrator shall not impose an alternative resolution outside the bounds set in the preceding sentence. Buyer and the Seller Representative shall make readily available to the Accounting Arbitrator all relevant books and records relating to the Net Working Capital Calculation and all other items reasonably requested by the Accounting Arbitrator. The fees, costs and expenses of the Accounting Arbitrator shall be paid pro rata by each Party in relation to the proportional difference between the Accounting Arbitrator’s final determination of the Net Working Capital Calculation (and the other price adjustments called for by this Section 2.3) and each Party’s Net Working Capital Calculation (and such other adjustments).
                    (v) If the Estimated Net Working Capital exceeds the Net Working Capital Calculation, then Buyer shall have the right to be paid out of the Adjustment Escrow, within five (5) Business Days of a final determination by the Accounting Arbitrator or expiration of the thirty (30) day period for the Seller Representative to deliver an Objection Notice, an amount equal to the amount by which the Estimated Net Working Capital exceeds the Net Working Capital Calculation, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment. If the Net Working Capital Calculation exceeds the Estimated Net Working Capital, then Buyer shall pay to the Seller Representative on behalf of the Sellers by wire transfer of immediately available funds, within five (5) Business Days of a final determination by the Accounting Arbitrator or expiration of the thirty (30) day period for the Seller Representative to deliver an Objection Notice, an amount equal to the amount by which the Net Working Capital Calculation exceeds the Estimated Net Working Capital (Buyer to pay each Seller his or its pro rata share of such shortfall), together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment.
               2.3.2 Cash Adjustment. The Purchase Price shall be further adjusted upward on a dollar-for-dollar basis by the amount of any Cash held by the Company as of the Business Day before the Closing Date as set forth below:
                    (i) Within two (2) Business Days prior to the Closing, the Sellers shall cause the Company to prepare and deliver to Buyer an officer’s certificate of the Company that contains a good faith and reasonable best estimate of the Cash of the Company as of the close of business on the Business Day before the Closing Date (“Estimated Closing Date Cash”), which Estimated Closing Date Cash shall be prepared using the same methodologies provided for in Section 2.3.1(i). The Purchase Price payable to the Sellers at the Closing pursuant to Section 2.2 shall be increased by an amount equal to the Estimated Closing Date Cash (the “Estimated Closing Date Cash Adjustment”).
                    (ii) The Estimated Closing Date Cash shall be reconciled after the Closing Date using the same methodologies provided for in Section 2.3.1(ii) to determine the actual Cash as of the Business Day before the Closing Date (“Closing Date Cash Calculation”).
                    (iii) The mechanisms for dispute resolution provided for in Section 2.3.1 shall also govern any dispute as to the Closing Date Cash Calculation.
                    (iv) If the Estimated Closing Date Cash exceeds the Closing Date Cash Calculation, then Buyer shall have the right to be paid out of the Adjustment Escrow,

within five (5) Business Days of a final determination by the Accounting Arbitrator or expiration of the thirty (30) day period for the Seller Representative to deliver an Objection Notice, an amount equal to the amount by which the Estimated Closing Date Cash exceeds the Closing Date Cash Calculation, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment. If the Closing Date Cash Calculation exceeds the Estimated Closing Date Cash, then Buyer shall pay to the Seller Representative on behalf of the Sellers by wire transfer of immediately available funds, within five (5) Business Days of a final determination by the Accounting Arbitrator or expiration of the thirty (30) day period for the Seller Representative to deliver an Objection Notice, an amount equal to the amount by which the Closing Date Cash Calculation exceeds the Estimated Closing Date Cash (Buyer to pay each Seller his or its pro rata share of such shortfall), together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment.
               2.3.3 Debt Adjustment. The Purchase Price shall be adjusted downward on a dollar-for-dollar basis by the amount of any Indebtedness of the Company as of the Business Day before the Closing Date as set forth below:
                    (i) Within two (2) Business Days prior to the Closing, the Sellers shall cause the Company to prepare and deliver to Buyer an officer’s certificate of the Company that contains a good faith and reasonable best estimate of the Indebtedness of the Company as of the close of business on the Business Day before the Closing Date (the “Estimated Closing Date Debt”), which Estimated Closing Date Debt shall be prepared using the same methodologies provided for in Section 2.3.1(i). The Purchase Price payable to the Sellers at the Closing pursuant to Section 2.2 shall be decreased by an amount equal to the Estimated Closing Date Debt (the “Estimated Closing Date Debt Adjustment”).
                    (ii) The Estimated Closing Date Debt shall be reconciled after the Closing Date using the same methodologies provided for in Section 2.3.1(ii) to determine the actual Indebtedness as of the Business Day before the Closing Date (“Closing Date Debt Calculation”).
                    (iii) The mechanisms for dispute resolution provided for in Section 2.3.1 shall also govern any dispute as to the Closing Date Debt Calculation.
                    (iv) If the Closing Date Debt Calculation exceeds the Estimated Closing Date Debt, then Buyer shall have the right to be paid out of the Adjustment Escrow, within five (5) Business Days of a final determination by the Accounting Arbitrator or expiration of the thirty (30) day period for the Seller Representative to deliver an Objection Notice, an amount equal to the amount by which the Closing Date Debt Calculation exceeds the Estimated Closing Date Debt, together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment. If the Estimated Closing Date Debt exceeds the Closing Date Debt Calculation, then Buyer shall pay to the Seller Representative on behalf of the Sellers by wire transfer of immediately available funds, within five (5) Business Days of a final determination by the Accounting Arbitrator or expiration of the thirty (30) day period for the Seller Representative to deliver an Objection Notice, an amount equal to the amount by which the Estimated Closing Date Debt exceeds the Closing Date Debt Calculation (Buyer to pay each Seller his or its pro rata share of such shortfall), together with interest thereon at the Prime Rate (as of the Closing Date) from the Closing Date to and including the date of payment.
               2.3.4 Escrow Crossing. In the event that the Adjustment Escrow is not sufficient to satisfy any amount due to Buyer under this Section 2.3, the Sellers shall promptly, but in no event later than five (5) Business Days following final resolution of such amount under this Section 2.3, pay the unpaid balance to Buyer; provided, that in lieu of seeking such payment from the Sellers, the unpaid balance due may, at the sole discretion of Buyer, be satisfied promptly upon notice of such election from the Indemnification Escrow. Following final resolution of the adjustments to Purchase Price pursuant to this Section 2.3 and the payment, if any, to Buyer of any amount due to Buyer pursuant to this Section 2.3 from the Adjustment Escrow, the Seller Representative and Buyer shall promptly deliver a joint written instruction to the Escrow Agent instructing it to release all remaining funds in the Adjustment Escrow to the Seller Representative on behalf of the Sellers.
          2.4. The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place two (2) days after satisfaction or waiver of all of the conditions (other than those conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions) set forth in Section 7 (the “Closing Date”), at the offices of Blank Rome LLP located at 405 Lexington Avenue, New York, New York 10174.
          2.5. Deliveries at the Closing.
               2.5.1 Closing Deliveries by the Sellers. At or prior to the Closing, the Sellers shall deliver or cause to be delivered to Buyer, and, in the case of the delivery in Section 2.5.1(iii), to Buyer and the Escrow Agent:
                    (i) a statement certified by the chief financial officer or treasurer of the Company setting forth the Estimated Net Working Capital, the Estimated Closing Date Cash and the Estimated Closing Date Debt;
                    (ii) an assignment executed and delivered by each Seller of that Seller’s Equity Interests, which assignment is substantially in the form of the instrument attached to this Agreement as Exhibit B;

                    (iii) a counterpart of the Escrow Agreement, duly executed by the Seller Representative;
                    (iv) the resignations, effective as of the Closing, of all of the officers of the Company and each of its Subsidiaries, except for such Persons as shall have been designated in writing at least five (5) Business Days prior to the Closing by the Buyer to the Sellers;
                    (v) “payoff” letters or similar releases or confirmations from third parties, in forms reasonably satisfactory to Buyer, confirming that the Indebtedness of the Company set forth on Section 2.5.1(v) of the Schedules shall be repaid as of the Closing Date; it being understood that the Buyer shall cause any such Indebtedness to be paid off as of Closing;
                    (vi) a copy of (i) the certificate of limited partnership, certificate of formation (or other similar organizational document), as amended, of the Company, certified by the Secretary of State in its jurisdiction of organization, as of a date not earlier than five (5) Business Days prior to the Closing and accompanied by a certificate of the Secretary of the Company and the applicable Subsidiary, dated as of the Closing, stating that no amendments have been made to such certificate of limited partnership since such date, and (ii) the limited partnership agreement of the Company (or similar document) and each of its Subsidiaries, certified by the Secretary of the Company and the applicable Subsidiary;
                    (vii) a good standing certificate for the Company from the Secretary of State in its jurisdictions of organization and from the Secretary of State in each other jurisdiction set forth beside the Company’s name on Section 2.5.1(vii) of the Schedules, in each case dated as of a date not earlier than five (5) Business Days prior to the Closing;
                    (viii) a certificate of the Secretary of the Company certifying the names and signatures of the officers of the Company authorized to sign this Agreement and the other documents to be delivered by the Company hereunder and thereunder;
                    (ix) a certificate of non-foreign status (in a form reasonably acceptable to Buyer) pursuant to Treasury Regulation Section 1.1445-2(b)(2);
                    (x) a certificate executed by the Seller Representative, on behalf of the Sellers, dated as of the Closing Date certifying to Buyer the satisfaction of the conditions set forth in Section 7.1(i) (the “Seller Closing Certificate”); and
                    (xi) those other documents listed on Section 2.5.1 of the Schedules.
               2.5.2 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver or cause to be delivered, in the case of the delivery in Section 2.5.2(i) to the Seller Representative on behalf of the Sellers, and in the case of the delivery in Section 2.5.2(ii), to the Seller Representative and the Escrow Agent:
                    (i) the Purchase Price specified in Section 2.2, minus the Escrow Fund, plus or minus, as applicable, the Estimated Working Capital Adjustment, plus the Estimated Closing Date Cash Adjustment, if any, minus the Estimated Closing Date Debt Adjustment, if any; and
                    (ii) a counterpart of the Escrow Agreement, duly executed by Buyer and the Escrow Agent.
          2.6. Purchase Price Allocation. As soon as practicable after the Closing Date, Buyer shall prepare and deliver to the Sellers a statement (the “Asset Acquisition Statement”) allocating the Purchase Price (plus assumed liabilities, if any, to the extent properly taken into account under Section 1060 of the Code) among the assets of the Company (the “Deemed Purchased Assets”) as required for United States federal income tax purposes, which shall be prepared in accordance with the principles set forth in Section 2.6.1 of the Schedules. Buyer shall prepare and deliver to the Sellers from time to time revised copies of the Asset Acquisition Statement (the “Revised Statement”) so as to report any matters on the Asset Acquisition Statement that need updating. The Purchase Price (plus assumed liabilities, if any, to the extent properly taken into account under Section 1060 of the Code) paid by Buyer for the Deemed Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statement, provided by Buyer to the Sellers, and all Tax Returns and reports filed by Buyer and the Sellers shall be prepared consistently with such allocations, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code or pursuant to any analogous foreign legislation. The Asset Acquisition Statement and any Revised Statement shall be subject to the reasonable review and approval of the Sellers. In the event that the Sellers object in writing to either the Asset Acquisition Statement or any Revised Statement, Buyer and the Sellers shall use good faith efforts to resolve the dispute within thirty (30) days of the Sellers’ objection. If Buyer and the Sellers are unable to resolve the dispute within such thirty (30) day period, the matter or matters in dispute (and only such matters) shall be promptly submitted to the Neutral Accounting Firm. Within thirty (30) days of the submission of the matter or matters in dispute, such Neutral Accounting Firm shall render its determination with respect to such matter or matters in dispute (and only such matters) and such determination shall be binding on both the Sellers and Buyer. The fees and expenses of such Neutral Accounting Firm shall be borne equally by the Sellers, on the one hand, and Buyer, on the other hand.

     3. Representations and Warranties Concerning the Sellers. Each Seller represents and warrants to Buyer, severally as to itself or himself only and not jointly, except as set forth in the disclosure schedules delivered to Buyer (the “Schedules”), as of the date hereof, as follows:
          3.1. Authorization. Such Seller has the full legal capacity to execute and deliver this Agreement and to perform his or its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Seller and constitutes the valid and legally binding obligation of such Seller, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
          3.2. Ownership of Equity Interests. Such Seller holds and owns the Equity Interests set forth opposite his or its name on Section 3.2 of the Schedules, which, as of the Closing Date, are free and clear of any restrictions on transfer, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands.
          3.3. Noncontravention. Neither the execution and the delivery of this Agreement by such Seller, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which such Seller is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease or License to which such Seller is a party or by which any of them are bound or to which any of his or its respective assets are subject (or result in the imposition of any Security Interest upon any of its assets).
          3.4. Broker Fees. Such Seller does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer will become liable or obligated. For purposes of clarification, all broker fees due to Harris Williams & Co. and in connection with the transactions contemplated by this Agreement shall be the responsibility and obligation of the Sellers and not the Company.
     4. Representations and Warranties Concerning the Company and its Subsidiaries. The Company represents and warrants to Buyer, except as set forth in the Schedules, as of the date hereof, as follows:
          4.1. Organization and Authorization.
               4.1.1 The Company is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Pennsylvania; its status is active; and it has the power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of limited partnership and limited partnership agreement of the Company previously made available by the Company to Buyer are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign corporation in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified, except such jurisdictions where the failure to so qualify has not had a Material Adverse Effect on the Company.
               4.1.2 The Company has the requisite limited partnership power and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. This Agreement has been duly and validly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. None of the Company nor its Subsidiaries needs to give any notice to, make any material filing with, or obtain any material authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement.
               4.1.3 Section 4.1.3 of the Schedules lists the officers of the Company and all of the directors, members, officers or similar officials, as applicable, of each Subsidiary, as of the date hereof.
          4.2. Subsidiaries.
                    (i) Set forth on Section 4.2 of the Schedules is a complete and accurate list of each Subsidiary of the Company. Each Subsidiary of the Company has been duly formed and is validly existing under the laws of the jurisdiction of its formation and has the requisite power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the organizational documents of each Subsidiary of the Company previously made available by the Company to Buyer are true, correct and complete. The Company owns all of the capital stock, membership interests or other ownership interest in each of its Subsidiaries.
                    (ii) Each Subsidiary of the Company is duly licensed or qualified and in good standing in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except such jurisdictions where the failure to so qualify has not had a Material Adverse Effect on the Company. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other Contracts or commitments that require any of the Company or its Subsidiaries to sell, transfer, or otherwise dispose of any partnership interests or membership interests of any of its Subsidiaries or that require any Subsidiary of the Company to issue, sell, or otherwise cause to become outstanding any of its own capital stock or membership interests.
          4.3. Capitalization.
                    (i) General Partner is the sole general partner of the Company, and the Sellers are all of the limited partners of the Company. All of the issued and outstanding GP Interests have been validly issued and are outstanding and are owned beneficially and of record by General Partner, free and clear of all Security Interests. All of the issued and outstanding LP Interests have been validly issued and are outstanding and are owned beneficially and of record by the Sellers, free and clear of all Security Interests. The GP Interests and the LP Interests are the only issued and outstanding securities or partnership interests of the Company. The aggregate of all of the Equity Interests set forth on Section 3.2 of the Schedules represents all of the issued and outstanding partnership interests in the Company.
                    (ii) There are no outstanding or authorized subscriptions, options, warrants, rights (including preemptive rights, conversion rights and exchange rights), calls, convertible securities or other agreements or commitments of any character relating to the GP Interests or the LP Interests obligating the Company to issue any securities of any kind. There are no outstanding or authorized phantom securities, profit participation or similar rights with respect to the Company or any of its Subsidiaries. There are no voting trusts, proxies, or other agreements to which any Seller or the Company is a party with respect to the GP Interests, the LP Interests or any interests the Company owns in its Subsidiaries.
          4.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which the Company or its Subsidiaries is subject or any provision of the organizational documents of the Company or any of its Subsidiaries, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Material Contract, material lease or material License to which the Company or its Subsidiaries is a party or by which any of them are bound or to which any of their respective assets are subject (or result in the imposition of any Security Interest upon any of their respective assets).
          4.5. Title to Assets. The Company and its Subsidiaries have good and marketable title to, or a valid leasehold or rental interest in, the tangible properties and assets they purport to own or lease, or shown on the Most Recent Balance Sheet or acquired, rented or leased after the date thereof, free and clear of all Security Interests, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet. The Company and its Subsidiaries own or have valid rights to use, free and clear of all Security Interests, all of the assets used in the conduct of current business of the Company and its

Subsidiaries. Such assets are sufficient for Buyer to continue to operate the business of the Company and its Subsidiaries in the same manner as it is currently conducted.
          4.6. Broker Fees. Neither the Company nor its Subsidiaries has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer will become liable or obligated.
          4.7. Financial Statements; Indebtedness.
               4.7.1 Attached hereto as Section 4.7.1 of the Schedules are the following financial statements of the Company and its Subsidiaries (collectively the “Financial Statements”): (i) audited consolidated balance sheets and statements of income, changes in partners’ equity, and statements of cash flow as of and for the calendar year ended December 31, 2008; (ii) audited consolidated balance sheets and statements of income, changes in partners’ equity, and statements of cash flow (the “Most Recent Audited Financial Statements”) as of and for the calendar year ended December 31, 2009 (the “Most Recent Fiscal Year End”), and (iii) unaudited consolidated balance sheets as of the fiscal month ended October 30, 2010 and statements of income and statements of cash flow for the ten (10) month period ended October 30, 2010 (the “Most Recent Financial Statements”) for the Company and its Subsidiaries. The Financial Statements (including the notes thereto, where applicable) have been prepared in accordance with GAAP applied in a manner consistent with the Company’s past practice and on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of Company and its Subsidiaries as of such dates and the results of operations of the Company and its Subsidiaries for such periods in accordance with GAAP; provided, however, that the Most Recent Financial Statements lack footnotes, normal year-end reclassifications, adjustments and other presentation items, which in the aggregate are not material in amount. Other than as set forth in Section 4.8, the Company makes no other representations with regard to the Financial Statements. Other than as set forth in this Section 4.7, the Company and its Subsidiaries make no representations with regard to the financial information of the Company or its Subsidiaries (including any estimates, projections, plans or budgets).
               4.7.2 The Company has no Indebtedness.
          4.8. No Undisclosed Liabilities. The Company and its Subsidiaries have no Liabilities of a type required to be reflected on a consolidated balance sheet prepared in accordance with GAAP, other than (1) Liabilities fully and adequately reflected in the Most Recent Audited Financial Statements or Most Recent Financial Statements and (2) those incurred since the date of the Most Recent Audited Financial Statements in the Ordinary Course of Business.

          4.9. Events Subsequent to Most Recent Fiscal Year End. Since the Most Recent Fiscal Year End, there has been no Material Adverse Effect on the Company.
               4.9.1 Since the Most Recent Fiscal Year End, none of the Company or its Subsidiaries has:
                    (i) pledged or hypothecated any of its assets or otherwise permitted any of its material assets to become subject to any Security Interest other than in the ordinary course of business consistent with past practice;
                    (ii) incurred any material obligation in an amount in excess of $100,000 other than in the ordinary course of business consistent with past practice;
                    (iii) made any loan or advance to any Person other than in the ordinary course of business consistent with past practice;
                    (iv) assumed, guaranteed or otherwise become liable for any obligation of any Person (other than the Company or its Subsidiaries) other than in the ordinary course of business consistent with past practice;
                    (v) committed for any capital expenditure individually in an amount in excess of $50,000 and in the aggregate in an amount in excess of $200,000;
                    (vi) purchased, leased, sold, abandoned or otherwise acquired or disposed of any business or assets other than in the ordinary course of business consistent with past practice;
                    (vii) waived or released any material right or canceled or forgiven any debt or claim other than in the ordinary course of business consistent with past practice;
                    (viii) discharged any material Security Interest or discharged or paid any indebtedness or other obligation other than in the ordinary course of business consistent with past practice;
                    (ix) assumed or entered into any material Contract other than in the ordinary course of business consistent with past practice other than this Agreement;
                    (x) amended or terminated any material Contract;
                    (xi) materially increased, or authorized a material increase in, the compensation or benefits paid or provided to any of its directors, officers or employees;

                    (xii) established, adopted or amended (including any amendment with a future effective date) any of the Company’s Employee Benefit Plans;
                    (xiii) declared, accrued, set aside, or paid any dividend or made any other distribution in respect of any Equity Interests of other securities, Cash or other assets;
                    (xiv) repurchased, redeemed or otherwise reacquired any Equity Interests or other securities;
                    (xv) sold or otherwise issued any Equity Interests or any other securities;
                    (xvi) amended its organizational documents;
                    (xvii) been a party to any merger, consolidation, recapitalization, reclassification of equity, or similar transaction;
                    (xviii) accrued any deferred bonuses or compensation due to any Seller, employee or agent of the Company or any of its Subsidiaries, or paid any such deferred bonuses or compensation;
                    (xix) changed any of its methods of accounting or accounting practices in any respect;
                    (xx) made any material Tax election; or
                    (xxi) agreed or committed to take any action described in the foregoing clauses.
          4.10. Legal Compliance. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no material action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice of any Governmental Authority is pending against any of them alleging any failure so to comply. Neither the Company nor any Subsidiary has, since January 1, 2006, received any written communication from any Government Authority alleging that the Company or any Subsidiary is not in compliance in any material respect with any law. Notwithstanding the foregoing, no representation or warranty is made under this Section 4.10 in respect of any (i) employee benefit matters, which are addressed in Section 4.20 (as to which no representation or warranty is made except as set forth in Section 4.20), (ii) intellectual property matters, which are addressed in Section 4.13 (as to which no representation or warranty is made except as set forth in Section 4.13), (iii) matters relating to Taxes, which are addressed in Section 4.11 (as to which no representation or warranty is made except as set forth in Section 4.11), (iv) environmental matters which are addressed in Section 4.21 (as to which no representation or warranty is made except as set forth in Section 4.21) and (v) employees and independent contractor matters, which are addressed in Section 4.19 (as to which no representation or warranty is made except as set forth in Section 4.19).
          4.11. Tax Matters.
               4.11.1 (i) Each of the Company and each Subsidiary has properly and timely filed all material Tax Returns required to be filed by it, each of which were prepared and completed in all material respects in compliance with all applicable laws; (ii) each of the Company and each Subsidiary has paid all material Taxes required to be paid by it (whether or not shown on a Tax Return); (iii) there are no agreements or waivers currently in effect that provide for an extension of time for the assessment of any Tax against the Company or any Subsidiary and (iv) no claim has ever been made by a Taxing Authority in a jurisdiction where a Tax Return is not filed by or on behalf of the Company or a Subsidiary that the Company or such Subsidiary is subject to Tax in that jurisdiction.
               4.11.2 No audits or other administrative proceedings or court proceedings have ever been conducted, are presently pending or, to the Knowledge of the Company, threatened with regard to any Taxes or Tax Return of the Company or the Subsidiaries.
               4.11.3 The Company has made available to Buyer complete copies of (i) all federal, state, local and foreign Tax Returns of the Company and the Subsidiaries relating to the taxable periods ending on or after December 31, 2007 and (ii) any audit report issued within the last five years relating to any material Taxes due from or with respect to the Company or the Subsidiaries. Neither the Company nor its Subsidiaries files Tax Returns in any foreign jurisdiction.
               4.11.4 There are no liens for Taxes upon any asset or property of the Company or the Subsidiaries except liens for Taxes not yet due and payable.
               4.11.5 Each of the Company and the Subsidiaries has complied in all material respects with the provisions of the Code relating to the withholding and payment of Taxes, including, without limitation, the withholding and reporting requirements under Code sections 1441 through 1464, 3401 through 3406, and 6041 through 6049, as well as similar provisions under any state and local or other laws, and has, within the time and in the manner prescribed by law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required. Each of the Company and the Subsidiaries has undertaken in good faith to appropriately classify all service providers as either employees or independent contractors for all Tax purposes. Each of the Company and the Subsidiaries (i) has withheld and remitted all applicable nonresident partner Taxes to the appropriate Governmental Authority, (ii) has collected and remitted all applicable sales and/or use Taxes to the appropriate Governmental

Authority, or (iii) has obtained, in good faith, any applicable sales and/or use Tax exemption certificates.
               4.11.6 Each of the Company and the Subsidiaries (i) has disclosed to the IRS on the appropriate Tax Returns any Reportable Transaction in which it has participated and (ii) has retained all documents and other records pertaining to any Reportable Transaction in which it has participated, including documents and other records listed in Treasury Regulation Section 1.6011-4(g) and any other documents or other records which are related to any Reportable Transaction in which it has participated but not listed in Treasury Regulation Section 1.6011-4(g). For purposes of this Agreement, the term “Reportable Transaction” means any transaction listed in Treasury Regulation Section 1.6011-4(b).
               4.11.7 Neither the Company nor any Subsidiary is currently or has ever been a party to or bound by any contract, agreement or other arrangement (whether or not written) that (i) requires the Company or such Subsidiary to make any Tax payment to or for the account of any other Person, (ii) affords any other Person the benefit of any net operating loss, net capital loss, investment Tax credit, foreign Tax credit, charitable deduction or any other credit or Tax attribute which could reduce Taxes (including, without limitation, deductions and credits related to alternative minimum Taxes) of the Company or such Subsidiary or (iii) requires or permits the transfer or assignment of income, revenues, receipts or gains to the Company or the Subsidiary from any other Person.
               4.11.8 Neither the Company nor any Subsidiary has received any Tax Ruling or entered into a Tax Closing Agreement with any Taxing Authority that would have a continuing effect after the Closing Date. For purposes of the preceding sentence, the term “Tax Ruling” means written rulings of a Taxing Authority relating to Taxes, and the term “Tax Closing Agreement” means a written and legally binding agreement with a Taxing Authority relating to Taxes. No power of attorney currently in force has been granted by the Company or any Subsidiary concerning any Tax matter.
               4.11.9 None of the Sellers of the Company is a “foreign person” as such term is defined in Section 1445 of the Code.
               4.11.10 The representations and warranties in this Section 4.11 are the sole and exclusive representations and warranties of the Company concerning Tax matters.
          4.12. Real Property.
               4.12.1 Neither the Company nor any of its Subsidiaries owns any real property.
               4.12.2 Section 4.12.2 of the Schedules lists all real property leased or subleased to any of the Company and its Subsidiaries and lists the respective leases and subleases. With respect to each material lease and sublease listed in Section 4.12.2 of the Schedules:
                    (i) the lease or sublease or easement interest is legal, valid, binding, enforceable, and in full force and effect in all material respects, subject only to any Security Interests that do not materially interfere with the present uses of such property;
                    (ii) neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no other party to the lease, sublease or easement interest is in material breach thereunder; and
                    (iii) all facilities leased or subleased thereunder have received all material approvals of Governmental Authorities (including Licenses) required of the Company or its Subsidiaries in connection with the operation thereof, and have been operated and maintained in accordance with applicable laws, rules, and regulations in all material respects.
          4.13. Intellectual Property.
               4.13.1 For purposes of this Agreement, “Intellectual Property” means: (i) trademarks, service marks, trade names, logos, trade dress, domain name registrations and other indicia of source, whether registered or unregistered, and all registrations and applications for registration of the foregoing, all renewals of the foregoing, and all associated goodwill; (ii) mask works, moral rights, works of authorship in any medium of expression, whether or not published, all copyrights, all registrations and applications for registration of such copyrights, and all extensions and renewals of copyrights; (iii) patents (including utility and design patents) and patent applications (including design, utility and provisional patent applications), utility models, industrial design registrations, and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications; (iv) trade secrets and rights arising under proprietary or confidential information or know-how, including processes, procedures, techniques, designs, research and development, computer software source and object code, inventions and invention disclosures (whether or not patentable or reduced to practice), specifications, customer lists, ideas, methodologies, algorithms and formulae; (v) domain names and uniform resource locators and registrations for any of the forgoing; and (vi) all databases and data collection and all rights therein.
               4.13.2 Section 4.13.2 of the Schedules lists all: (i) patents and patent applications (including all provisional applications, divisions, continuations, continuations in party, patents of improvement, design patents and registered industrial designs); (ii) copyright registrations and applications for registration of copyrights; (iii) registered trademarks and applications for registration of trademarks, and (iv) domain name registrations owned by the Company or any of its Subsidiaries as of the date hereof (“Registered Intellectual Property”). The Registered Intellectual Property is owned by the Company or the applicable Subsidiary free and clear of any Security Interest. All necessary registration, maintenance and renewal fees due prior to the Closing Date in connection with the Registered IP have been made and all necessary documents, recordations and certificates in connection with maintaining and/or renewing such Registered Intellectual Property have been filed. To the Knowledge of the Company, there are no facts or circumstances that exist that would render any of the Company Registered Intellectual Property invalid or unenforceable. The Company and its Subsidiaries own or have the right to use all Intellectual Property used in the operation of its business of the Company and its Subsidiaries, it being understood that the foregoing is not to be construed as a representation or warranty with respect to infringement, which is the subject of the next sentence in this Section 4.13.2. None of the Company, its Subsidiaries, or the Proprietary Software, infringe, misappropriate or otherwise violate the Intellectual Property rights of another Person. None of the Company or any Subsidiary has any notice of the commencement of any Proceedings instituted against the Company or any Subsidiary alleging (i) that the Company or any Subsidiary is infringing or otherwise violating any Person’s Intellectual Property, or (ii) challenging the extent, validity or enforceability of the Registered Intellectual Property or the Company’s (or the applicable Subsidiary’s) ownership thereof.
               4.13.3 None of the Proprietary Software has been subject to any proceeding or outstanding decree, order, judgment, injunction, settlement, opposition, arbitration, mediation, or written demand or claim, whether brought by a third party by the Company or any of its Subsidiaries. To the Knowledge of the Company, no circumstances or grounds exist that would give rise to such a dispute and Company has not sent or received any written notice of any allegations of such a dispute.
               4.13.4 The Proprietary Software is owned by the Company or the applicable Subsidiary free and clear of any Security Interest. No third party was involved in the creation, design, development, programming, maintenance, or modification of the Proprietary Software. No Open Source Materials are imbedded in, bundled with or incorporated in the Proprietary Software. Except for the customer Contracts identified in Section 4.15 of the Schedules, Company has not entered into any other Contract that permits any third party to access or use the Proprietary Software. To the extent such items exist and to Company’s Knowledge, there are no material errors in the technical documentation, specifications, manuals, user guides, and source language statements associated with, used or produced in the development of such Proprietary Software. The Company and any of its Subsidiaries have not granted any exclusive license with respect to, or authorized the retention of any exclusive rights in or joint ownership of the Proprietary Software. Company and its Subsidiaries have taken all commercially reasonable steps to protect and safeguard the confidential and proprietary nature of the Proprietary Software. The Company and its Subsidiaries have not disclosed the human readable software source code, any portion or aspect thereof, or any proprietary information or algorithm contained or embedded therein of its Proprietary Software (the “Source Code”) to any third party. Company has not entered into any Contract that provides for or requires the escrowing of the Source Code with any third party. The Source Code is maintained in secure, electronically controlled source code repository systems, and the Company has undertaken a

Statement on Auditing Standards (SAS) No. 70 Type 1 audit of its control systems, which detected no material deficiencies in the Company’s Source Code controls. The Proprietary Software was developed by employees of the Company or its Subsidiaries in the performance of their job responsibilities for the Company or the applicable Subsidiary.
               4.13.5 Section 4.13.5 of the Schedules sets forth a list of all third party Software integrated or incorporated within the ICE, other than the application platform, identified to Buyer, upon which ICE was developed (the “Third Party Licenses”), setting forth as to each such item as applicable, the name of the item and the licensor or vendor (collectively, the third party Software and the application platform shall be referred to as “Third Party Software”). None of the Company or any Subsidiary has any ongoing obligation of payment with respect to Third Party Licenses, including by way of example and not limitation, support or maintenance obligations. None of the Company or the applicable Subsidiary is, and to the Knowledge of the Company, no counterparty to a Third Party License is in breach of any such Third Party License, and the consummation of the transactions contemplated hereunder will not constitute a breach or default under or trigger any right of rescission, renegotiation, cancellation or termination under any Third Party License.
               4.13.6 The representations contained in this Section 4.13 shall be the exclusive representations and warranties with respect to intellectual property matters.
          4.14. Information Technology.
               4.14.1 The Company and its Subsidiaries either own or have all the necessary rights to use the Information Technology as currently used in connection with the operations of the Company and its Subsidiaries, it being understood that the foregoing is not to be construed as a representation or warranty with respect to infringement, which is the subject of Section 4.13.2.
               4.14.2 The Company and its Subsidiaries are not in breach of and have not received any notice alleging that they are in breach of any Contract that provides the Company with the rights to use such Information Technology.
               4.14.3 The Information Technology is in all material respects adequate for the current business needs of the Company and its Subsidiaries.
               4.14.4 The Information Technology performs in substantial compliance with the specifications and documentation for such Information Technology, allowing for defects, errors or interruptions of service as would not reasonably be expected to have a Material Adverse Effect on the Company.
               4.14.5 The Company and any of its Subsidiaries have the necessary rights to all of its critical records, systems, controls and/or data used by the Company or any Subsidiary to continue with the operation of its business, and to the extent any such records, systems, controls, and/or data are hosted by a third party, the Company and/or its Subsidiaries have taken commercially reasonable efforts to protect such information from further disclosure to other third parties and to regularly back up such information to protect from data loss.
               4.14.6 The Company has taken commercially reasonable efforts to insure that the Information Technology, Proprietary Software and/or any component thereof do not contain any virus, malware, worm or other malicious or disabling code.
               4.14.7 The Company and each of its Subsidiaries have formulated a documented disaster recovery plan under which each has set out procedures that will be implemented if the Information Technology or the data stored thereon suffers a material disruption or malfunction. To the Knowledge of the Company, the disaster recovery plans are sufficient to ensure that any such material disruption or malfunction does not lead to a Material Adverse Effect on the Company or its Subsidiaries.
          4.15. Material Contracts. Section 4.15 of the Schedules lists the following Contracts to which any of the Company and its Subsidiaries is a party as of the date hereof (collectively the “Material Contracts”):
                    (i) any agreement (or group of related agreements) that involves the performance of services by the Company and its Subsidiaries in exchange for payment in excess of $100,000 and has an expected duration of not less than twelve (12) months;
                    (ii) any agreement (or group of related agreements) that involves payments by the Company or any of its Subsidiaries in excess of $100,000 or payments to the Company or any of its Subsidiaries in excess of $100,000 and has an expected duration of not less than twelve (12) months;
                    (iii) any agreement (or group of related agreements) for the lease or purchase of real property to or from any Person;
                    (iv) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $100,000 per annum and a term of at least twelve (12) months;
                    (v) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year and involve consideration in excess of $100,000;
                    (vi) any agreement concerning a partnership or joint venture;

                    (vii) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any Indebtedness, or any capitalized lease obligation, or under which it has imposed a Security Interest on any of its material assets, tangible or intangible;
                    (viii) any material agreement concerning limiting the Company’s ability to compete with any Person;
                    (ix) any severance for the benefit of its current or former directors, officers, and employees;
                    (x) any collective bargaining agreement;
                    (xi) any agreement for the employment of any individual or entity on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $100,000;
                    (xii) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees outside the Ordinary Course of Business;
                    (xiii) any OEM repair and/or refurbishment certifications;
                    (xiv) any prior acquisition, merger or purchase agreements; or
                    (xv) any agreement regarding licensing of, or permitting the use of, Software.
     The Company has delivered or made available to Buyer a correct and complete copy of each written agreement listed in Section 4.15 of the Schedules (as amended to date). With respect to each such agreement: (A) the agreement is in full force and effect; (B) the agreement is a legal, valid, binding and enforceable obligation of the Company or its Subsidiaries (as the case may be) and to the Company’s Knowledge, is the legal, valid, binding and enforceable obligation of the other Parties thereto, each subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally; and (C) neither the Company nor any of its Subsidiaries and, to the Knowledge of the Company, no other party is in material breach or default thereof.
          4.16. Licenses and Authorizations. Section 4.16 of the Schedules contains a true and correct list of all Licenses of the Company as the date hereof. The Company holds all Licenses which are material to or necessary for it to own, lease and operate its assets and properties and conduct its business as heretofore conducted. All such Licenses are in full force and effect, as of the date hereof, and neither the Company nor any of its Subsidiaries is, as of the date hereof, in material default (or with the giving of notice or lapse of time or both, would be in default) under any such Licenses. There are no Proceedings pending or, to the Knowledge of the Company, threatened in writing that seek the revocation, cancellation, suspension or adverse modification thereof. All required filings with respect to such Licenses have been timely made and all required applications for renewal thereof have been timely filed. No consent, notice or other notification is required under any License as a result of the transactions contemplated hereby. Notwithstanding the foregoing, no representation or warranty is made under this Section 4.16 in respect of any (i) employee benefit matters, which are addressed in Section 4.20 (as to which no representation or warranty is made except as set forth in Section 4.20), (ii) intellectual property matters, which are addressed in Section 4.13 (as to which no representation or warranty is made except as set forth in Section 4.13), (iii) matters relating to Taxes, which are addressed in Section 4.11 (as to which no representation or warranty is made except as set forth in Section 4.11), (iv) environmental matters which are addressed in Section 4.21 (as to which no representation or warranty is made except as set forth in Section 4.21) and (v) employees and independent contractor matters, which are addressed in Section 4.19 (as to which no representation or warranty is made except as set forth in Section 4.19).
          4.17. Insurance. Section 4.17 of the Schedules sets forth an accurate description of each insurance policy currently maintained by the Company and its Subsidiaries with respect to their respective properties, assets and business as of the date hereof. To the Knowledge of the Company, all of such insurance policies are legal, valid, binding and enforceable and in full force and effect, and neither the Company nor any of its Subsidiaries is in material breach or default (or with the giving of notice or lapse of time or both, would be in material default) with respect to its obligations under such insurance policies (including with respect to payment of premiums). As of the date hereof, neither the Company nor any of its Subsidiaries has received (a) any written notice of cancellation or notice of failure to renew of any such insurance policy or refusal of coverage thereunder, (b) any written notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (c) any other written notice that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder.
          4.18. Litigation.
               4.18.1 There is no (i) outstanding order, injunction or any other judgment of any kind whatsoever of any court, administrative agency, regulatory authority or arbitration tribunal against the Company or (ii) suit, litigation, arbitration, hearing or any other judicial proceeding of any kind or nature whatsoever (“Proceedings”) pending, or to the Company’s Knowledge, threatened in writing, against the Company or any of its Subsidiaries (including any of their assets or properties). Neither the Company nor any of its Subsidiaries has received any written notice of any investigation of any Governmental Authority against the Company or any of its Subsidiaries. True and correct copies of all complaints, pleadings, petitions, notices, motions and other material papers filed in connection with the Proceedings listed on Section 4.18.1 of the

Schedules have been delivered to Buyer. There are no Proceedings pending or, to the Company’s Knowledge, threatened, against the Company which would give rise to any right of indemnification on the part of any officer, director, employee or agent of the Company or its Subsidiaries or heirs, executors or administrators thereof against the Company, its Subsidiaries or any successors.
               4.18.2 Section 4.18.1 of the Schedules sets forth each Proceeding against the Company or its Subsidiaries since January 1, 2009 that has since been fully adjudicated, settled, resolved or is otherwise no longer pending as of the Closing Date.
          4.19. Employees and Independent Contractors.
               4.19.1 Section 4.19.1 of the Schedules contains an accurate and complete list of all of the salaried employees of the Company and each of its Subsidiaries who receive salary in excess of $100,000 per annum (including any such person who is on a leave of absence or on layoff status) (“Employees”) and, as of the date hereof, (i) their titles or responsibilities; (ii) their dates of hire; (iii) their current salaries or wages and all bonuses, commissions and incentives paid at any time during the past twelve (12) months; (iv) any specific bonus, commission or incentive plans or agreements for or with them; (v) each Company’s Employee Benefit Plan in which they participate; and (vi) any outstanding loans or advances made to them.
               4.19.2 Section 4.19.2 of the Schedules contains an accurate and complete list as of the date hereof of all sales representatives and independent contractors engaged by the Company or any of its Subsidiaries who receive payments from the Company in excess of $50,000 per annum or who have been engaged by the Company or its Subsidiaries for the entirety of the twelve-month period ending on the date hereof and (i) their payment arrangements, and (ii) a brief description of their jobs or projects currently in progress.
               4.19.3 No employee of the Company or its Subsidiaries has an employment Contract with the Company.
               4.19.4 The Company and its Subsidiaries are in compliance in all material respects with all applicable labor and employment laws and regulations. To the Knowledge of the Company, none of the Company nor any of its Subsidiaries has committed any unfair labor practice. To the Knowledge of the Company, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of any of Company or any of its Subsidiaries.
               4.19.5 Neither the Company nor any of its Subsidiaries has experienced any material labor problem including, but not limited to, any strike, slowdown, picketing, boycott or work stoppage.

               4.19.6 To the Company’s Knowledge, no Employee of the Company or any of its Subsidiaries is a party to or is bound by any confidentiality agreement, non-competition agreement or other Contract with any Person other than the Company or its Subsidiaries that would reasonably be expected to have an adverse effect on the performance by such employee of any of his duties or responsibilities as an employee of the Company or any of its Subsidiaries.
               4.19.7 As of the date hereof, no Employee of the Company or any of its Subsidiaries has indicated in writing an intention to terminate or has terminated his or her employment within six (6) months prior to the date hereof.
               4.19.8 Other than as set forth in Sections 4.8 and 4.19, the representations contained in this Section 4.19 shall be the exclusive representations and warranties with respect to employee and independent contractor matters.
          4.20. Employee Benefits.
               4.20.1 Section 4.20.1 of the Schedules contains an accurate and complete list of all of the Employee Benefit Plans which the Company, or any ERISA Affiliate, sponsors, maintains or contributes to, is required to contribute to, or has or would reasonably be expected to have any material liability of any nature with respect to, whether known or unknown, direct or indirect, fixed or contingent, for the benefit of present or former employees of the Company (referred to collectively as the “Company’s Employee Benefit Plans” and individually as a “Company’s Employee Benefit Plan”). Accurate and complete copies of all of the Company’s Employee Benefit Plans have been made available to Buyer as well as the most recent determination letter issued, if any, or if none, IRS opinion or advisory letter issued with respect to a Company’s Employee Benefit Plan that is intended to be a qualified plan within the meaning of Section 401(a) of the Code, all pending applications for rulings, determination letters, opinions, no action letters and similar documents filed with any governmental agency (including the Department of Labor and the IRS), current summary plan descriptions, service agreements, stop loss insurance policies, and all related contracts and documents (including, but not limited to, all compliance reports and testing results for the past three years, employee summaries and material employee communications), all closing letters, audit finding letters, revenue agent findings and similar documents. None of the Company’s Employee Benefit Plans is subject to Title IV of ERISA or Code Section 412. None of the Company’s Employee Benefit Plans is a Multiple Employer Plan or Multiemployer Plan under Code Section 413(c) or 414(f). None of the Company’s Employee Benefit Plans provides a self-insured benefit. No employer, other than the Company or an ERISA Affiliate, is permitted to participate or participates in the Company’s Employee Benefit Plans and no leased employees (as defined in Section 414(n) of the Code) or independent contractors are eligible for, or participate in, the Company’s Employee Benefit Plans. None of the Company’s Employee Benefit Plans promises or provides health, life or other welfare benefits to retirees or former employees, or severance benefits, except as required by

Code Section 4980B, Sections 601 through 609 of ERISA, or comparable state statutes which provide for continuing health care coverage.
               4.20.2 Neither the Company nor any ERISA Affiliate has (i) proposed any Employee Benefit Plan which it plans to establish, sponsor, maintain or to which it will be required to contribute, or (ii) proposed any material changes to any of the Company’s Employee Benefit Plans now in effect. Each of the Company’s Employee Benefit Plans that provides a self-insured health benefit is subject to a stop-loss insurance policy in which the Company is an insured party and no facts exist which would form the basis for any denial of coverage under such policy.
               4.20.3 With respect to the Company’s Employee Benefit Plans, the Company and each ERISA Affiliate will have made, on or before the Closing Date, all contributions to (including premium payments with respect to insurance policies), and payments from each of the Company Employee Benefit Plans required to be made on or before the Closing Date.
               4.20.4 The Company has made available to Buyer an accurate and complete copy of the three most recent Annual Reports (Form 5500 series), accompanying schedules and any other form or filing required to be submitted to any governmental agency with regard to each of the Company’s Employee Benefit Plans and the most current actuarial report, if any, with regard to each of the Company’s Employee Benefit Plans.
               4.20.5 All of the Company’s Employee Benefit Plans are, and have been, operated in material compliance with their provisions and with all applicable laws including ERISA and the Code and the regulations and rulings thereunder. With respect to each of the Company’s Employee Benefit Plans that is intended to be qualified under Section 401(a), each such plan has been determined by the IRS to be so qualified as to form, and each trust forming a part thereof has been determined by the IRS to be exempt from tax pursuant to Section 501(a) of the Code, and with respect to each of the Company’s Employee Benefit Plans that is intended to be a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code, each such association has been determined by the IRS to have such status. To the Knowledge of the Company, no reason exists that would cause such qualified or Section 501(c)(9) status to be revoked for any period. The Company, its ERISA Affiliates, and all fiduciaries of the Company’s Employee Benefit Plans have materially complied with the provisions of the Company’s Employee Benefit Plans and with all applicable laws including ERISA and the Code and the regulations and rulings thereunder. None of Company’s Employee Benefit Plans is a “MEWA” as defined in Section 3(40)(A) of ERISA. No non-exempt prohibited transaction under Section 406 or 407 of ERISA or Section 4975 of the Code has occurred with respect to any of Company’s Employee Benefit Plans.
               4.20.6 Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including any severance, unemployment compensation or golden parachute payment) becoming due from the Company or any ERISA Affiliate under any of the Company’s Employee Benefit Plans, (ii) increase any benefits otherwise payable under any of the Company’s Employee Benefit Plans, or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any extent.
               4.20.7 There are no pending actions, claims or lawsuits that have been filed against any of the Company’s Employee Benefit Plans, the assets of any of the trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan (other than routine benefit claims). To the Knowledge of the Company, there are no facts which could reasonably form the basis for any such action, claim or lawsuit. There are no investigations or audits by any government agency of any of the Company’s Employee Benefit Plans, any trusts under such plans, the plan sponsor, the plan administrator or any fiduciary of any such plan that have been instituted or threatened.
               4.20.8 The Company and/or its ERISA Affiliates can terminate each of the Company’s Employee Benefit Plans without further material liability to the Company and/or its ERISA Affiliates. No action or omission of the Company, or any ERISA Affiliate, or any director, officer, or agent thereof in any way restricts, impairs or prohibits the Company or any ERISA Affiliate, or any successor, from amending, merging, or terminating any of the Company’s Employee Benefit Plans in accordance with the express terms of any such plan and applicable law.
               4.20.9 To the Knowledge of the Company, no event has occurred nor is reasonably likely to occur which will result in the Company having any material liability in connection with any Employee Benefit Plans of any ERISA Affiliate.
               4.20.10 Each of the Company’s Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) is in material compliance with Section 409A of the Code and the rules and regulations issued thereunder as to both form and operation. No stock option or equity unit option granted under any of the Company’s Employee Benefit Plans has an exercise price that was less than fair market value of the underlying stock or equity unit (as the case may be) as of the date such option or unit was granted or has any feature for the deferral of compensation that would render the grant subject to Section 409A of the Code. No Company Employee Benefit Plan triggers the imposition of Taxes under Section 409A of the Code and Company is not a party to, and is not otherwise obligated under, any contract, plan or arrangement that provides for the gross-up of the Taxes imposed by section 409A(a)(1)(B) of the Code.
               4.20.11 Effective immediately preceding the Closing Date, the General Partner shall have duly adopted a resolution terminating the Touchstone Wireless Repair and Logistics, LP 401(k) Retirement Plan.

               4.20.12 The representations contained in this Section 4.20 shall be the exclusive representations and warranties with respect to employee benefit matters.
          4.21. Environment, Health and Safety Matters.
               4.21.1 Each of the Company and its Subsidiaries is and has been in compliance for the past five years in all material respects with all Environmental Laws, except for such non-compliance that has been resolved in all material respects.
               4.21.2 Without limiting the generality of the foregoing, each of the Company and its Subsidiaries has obtained, has complied in all material respects with, and is in compliance in all material respects with, all permits and approvals under Environmental Law required for the operation of its business as currently and formerly conducted, and all such permits and approvals are in full force and effect.
               4.21.3 None of the Company nor its Subsidiaries, has received any written notice of any actual or alleged material violation by the Company or its Subsidiaries of Environmental Laws from any Governmental Authority or any other person, or any material liabilities or potential liabilities of the Company or its Subsidiaries arising under or related to Environmental Laws (including but not limited to liabilities arising in connection with employee exposure to Hazardous Materials, personal injury, damage to real property, natural resource damage and response costs), except for such violations and liabilities that have been resolved in all material respects.
               4.21.4 There are no material claims arising under or related to Environmental Laws (“Environmental Claims”) pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries, or against any person whose liability for any such Environmental Claim has been retained or assumed by the Company or its Subsidiaries. None of the Company nor its Subsidiaries has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Materials, or owned or operated any property or facility in a manner that has resulted in any material, unresolved Environmental Claims or, to the Knowledge of the Company, would result in any material Environmental Claims, including any liability for employee exposure to Hazardous Materials, response costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to Environmental Laws.
               4.21.5 Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will trigger any requirement under Environmental Laws for site investigation or cleanup, or notification to or consent of Governmental Authority or third parties, pursuant to any of the so-called transaction-triggered or responsible property transfer Environmental Laws.

               4.21.6 Notwithstanding any other provisions of this Agreement, Section 4.21 contains the Sellers’ and the Company’s sole representations and warranties regarding environmental matters, including any matters related to Environmental Laws, Environmental Claims, and Hazardous Materials.
          4.22. Accounts Receivable. Section 4.22 of the Schedules sets forth the Company’s accounts receivable outstanding as of the date hereof, presented on an aged basis, and separately identifies the name of each account debtor and the total amount of each related accounts receivable. All of the Company’s accounts receivable represent bona fide amounts owed for products previously delivered or services previously rendered, and none of the Company’s accounts receivable represent a billing for products or services not yet delivered. All of the Company’s accounts receivable are valid receivables and are current and, to the Company’s Knowledge, collectible. Except to the extent reserved against or reflected on the Financial Statements, to the Knowledge of the Company, there is no reason why the Company’s accounts receivable would not be collectible in the Ordinary Course of Business.
          4.23. Customers and Suppliers.
               4.23.1 Section 4.23.1 of the Schedules sets forth, as of the date hereof, the top ten (10) customers of the Company as measured by gross revenue since January 1, 2010. No such top ten customer of the Company has cancelled or otherwise terminated, or, to the Company’s Knowledge, threatened in writing to cancel, terminate or otherwise adversely modify in any material respect, its relationship with the Company or has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened in writing to decrease or limit its usage of the services or products of the Company, in each case whether as a result of the transactions contemplated hereby or otherwise. Neither the Company nor, to the Knowledge of the Company, any such customer, has materially breached any Contract between them, except where such breach has been cured as of the date of this Agreement.
               4.23.2 Section 4.23.2 of the Schedules sets forth, as of the date hereof, the top ten (10) suppliers of the Company as measured by purchases since January 1, 2010. The Company has no sole source suppliers. No such top ten supplier of the Company has cancelled or otherwise terminated, or, to the Company’s Knowledge, threatened in writing to cancel, terminate or otherwise adversely modify in any material respect, its relationship with the Company or has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened in writing to decrease or limit materially, its services, supplies or materials to the Company, in each case whether as a result of the transactions contemplated hereby or otherwise. Neither the Company nor, to the Knowledge of the Company, any such supplier, has materially breached any Contract between them except where such breach has been cured as of the date of this Agreement.
               4.23.3 Section 4.23.3 of the Schedules sets forth all of the OEM repair and/or refurbishment certifications of the Company as of the date hereof. No OEM has cancelled or otherwise terminated, or, to the Company’s Knowledge, threatened in writing to cancel or otherwise terminate or otherwise adversely modify in any material respect, its relationship with the Company or has during the last twelve (12) months decreased materially, or, to the Company’s Knowledge, threatened in writing to decrease or limit materially, Company’s authority to repair and/or refurbish products, in each case whether as a result of the transactions contemplated hereby or otherwise.
          4.24. Inventory. All inventory of the Company and its Subsidiaries as shown on the Most Recent Balance Sheet (the “Company Inventory”) is (i) in good and merchantable condition and (ii) of a quality and quantity usable, leasable or saleable in the ordinary course of business, except as to inventory for which adequate reserves have been provided in accordance with GAAP. The aggregate value of the Company Inventory, net of reserves for excess and obsolete inventory, has been recorded at the lower of cost or market value in accordance with GAAP. Section 4.24 of the Schedules includes an estimate of the reserve for excess and obsolete inventory as of the Closing in accordance with GAAP. Section 4.24 of the Schedules also includes the Company’s good faith best estimate, as of the date hereof (which estimate shall be updated as of a date within ten (10) days prior to the Closing), of all amounts of inventories in transit to the Company’s facilities but not otherwise included in the Company Inventory. The Company and its Subsidiaries own or owned all right, title and interest in and to such Company Inventory, subject to the Security Interests described on Section 4.24 of the Schedules, all of which Security Interests shall be released at or prior to Closing.
          4.25. Certain Business Relationships With the Company and its Subsidiaries. None of the Sellers nor its Affiliates (other than the Company or its Subsidiaries) is or has been involved in any material business arrangement or relationship with any of the Company or its Subsidiaries (apart from ordinary course employment relationships), and none of the Sellers nor its Affiliates owns any material asset, tangible or intangible, which is used in the business of any of the Company and its Subsidiaries.
          4.26. Product Warranties; Latent Defects. There exists no pending or, to the Knowledge of the Company, threatened, Proceeding by or before any court or Governmental Authority relating to any product or service alleged to have been distributed, completed or sold by the Company or its Subsidiaries to others. There exists no pending or, to the Knowledge of the Company, threatened product liability Proceedings relating to the business of the Company and its Subsidiaries.
          4.27. Illegal Payments. None of the Company, any of its Subsidiaries nor any of their respective directors, officers, employees or agents, has directly or indirectly given or agreed to give any illegal gift, contribution, payment or similar benefit to any supplier, customer, governmental official or employee or other Person to assist in connection with any actual or proposed transaction or made or agreed to make any illegal contribution, or reimbursed any illegal political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office, (A) which violates any applicable law, including but not limited to, the Foreign Corrupt Practices Act of 1977, as amended, or might subject Buyer to any damages or penalties in any civil, criminal or governmental litigation or proceeding, or (B) the non-continuation of which has had or may reasonably be likely to have a Material Adverse Effect on the Company and its Subsidiaries.
          4.28. Bank Accounts; Power of Attorney. Section 4.28 of the Schedules sets forth (i) the name of each bank in which the Company or any Subsidiary has an account or safe deposit box and the names of all Persons authorized to draw thereon or to have access thereto, and (ii) the names of all Persons, if any, holding powers of attorney from the Company or any Subsidiary and a summary statement of the terms thereof.
          4.29. State Takeover Statutes. No “control share acquisition,” “fair price” or other anti-takeover regulations enacted under state law or laws in the United States apply to this Agreement or the other transactions contemplated hereby. If any anti-takeover statute is or shall become applicable to this Agreement or other transactions contemplated hereby, the Sellers shall grant, or the Seller Representative shall cause the Company to grant, such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated hereby. No anti-takeover provision in any governing documents of the Company is applicable to this Agreement or the other transactions contemplated hereby.
          4.30. No Limitation. No investigation or due diligence conducted by, or knowledge obtained by, Buyer shall limit, modify or negate any of the foregoing representations and warranties.
EXCEPT AS SPECIFICALLY AND EXPRESSLY SET FORTH IN SECTIONS 3 AND 4 HEREOF, (I) NONE OF THE SELLERS, THE COMPANY OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES MAKES ANY REPRESENTATION OR WARRANTIES OF ANY KIND OR NATURE WITH RESPECT TO THE COMPANY, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES OR THE MATTERS CONTEMPLATED HEREBY, AND (II) ALL WARRANTIES (WHETHER WRITTEN OR ORAL, EXPRESS OR IMPLIED) IN REGARD TO MERCHANTIBILITY, FITNESS FOR A PARTICULAR PURPOSE, CONDITION OR DESIGN OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE OR OTHERWISE ARE EXPRESSLY EXCLUDED. BUYER ACKNOWLEDGES AND AGREES THAT IT IS NOT RELYING ON ANY STATEMENT OR REPRESENTATION MADE BY OR ON BEHALF OF THE SELLER, THE COMPANY, ITS SUBSIDIARIES OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY SPECIFICALLY SET FORTH IN SECTIONS 3 OR 4 HEREOF. BUYER FURTHER ACKNOWLEDGES THAT NONE OF THE SELLERS, THE

COMPANY, ITS SUBSIDIARIES OR ANY OTHER PERSON OR ENTITY WILL HAVE OR BE SUBJECT TO ANY LIABILITY TO BUYER RESULTING FROM THE DISTRIBUTION TO BUYER OR ITS REPRESENTATIVES OR BUYER’S USE OF ANY INFORMATION REGARDING THE COMPANY, ITS SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING ANY PROJECTIONS OR OTHER INFORMATION PROVIDED BY ANY SELLER, THE SELLER REPRESENTATIVE, THE COMPANY OR ITS SUBSIDIARIES OR BY ANY OF THEIR REPRESENTATIVES OR AGENTS.
     5. Representations and Warranties of Buyer. Each of BPNA and BPGP represents and warrants to the Sellers, except as set forth in the schedule delivered to the Sellers (the “Buyer Schedules”), as follows:
          5.1. Organization of BPNA. BPNA is a limited partnership duly organized, validly existing, and in good standing under the laws of the State of Delaware; its status is active; and it has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. The copies of the certificate of limited partnership and limited partnership agreement of BPNA previously made available by BPNA to the Sellers are true, correct and complete. BPNA is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified, except such jurisdictions where the failure to so qualify has not had a Material Adverse Effect on BPNA.
          5.2. Organization of BPGP. BPGP is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Indiana; its status is active; and it has the corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted. BPGP is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities requires it to be so licensed or qualified, except such jurisdictions where the failure to so qualify has not had a Material Adverse Effect on BPGP.
          5.3. Authorization of Transaction. Each of BPNA and BPGP has full corporate power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement has been duly and validly executed and delivered by each of BPNA and BPGP and constitutes the valid and legally binding obligation of each of BPNA and BPGP, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. Except as set forth on Section 5.3 of the Schedules, neither of BPNA or BPGP needs to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or other third party in order to consummate the transactions contemplated by this Agreement.

          5.4. Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which either of BPNA or BPGP is subject or any provision of its charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease or License to which either BPNA or BPGP is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except in each case for violations, breaches, defaults, required consents, terminations, accelerations, Security Interests or rights that in the aggregate would not reasonably be expected to have a material adverse effect on BPNA or BPGP.
          5.5. Broker Fees. Each of BPNA and BPGP does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Sellers will become liable or obligated. For purposes of clarification, all broker fees due to The Blackstone Group and in connection with the transactions contemplated by this Agreement shall be the responsibility and obligation of Buyer and not the Sellers.
          5.6. Litigation. There is no action, suit, review, proceeding or investigation pending or, to the knowledge of Buyer, threatened (a) against Buyer or any of its Affiliates with respect to which there is a reasonable likelihood of a determination that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement, or (b) that seeks to enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby. Neither Buyer nor any of its Affiliates is subject to any outstanding orders, rulings, judgments, or decrees that would have a material adverse effect on the ability of Buyer to perform its obligations under this Agreement.
          5.7. Purchase for Investment. Buyer is purchasing the securities being purchased by it pursuant to Section 2 hereof for investment and not with a view to any public resale or other distribution thereof, except in compliance with applicable securities laws including the Securities Act of 1933, as amended.
          5.8. Sufficient Financing. As of the Closing, Buyer will have the financial capability, pursuant to its existing credit facilities, to purchase the Equity Interests and consummate the transactions contemplated by this Agreement on the terms and subject to the conditions set forth herein. Buyer has no reason to believe that there are any conditions to the payment of such cash which might not be satisfied by Buyer as of the date hereof and as of the Closing.
          5.9. No Knowledge of Misrepresentation or Omission. Buyer has no knowledge that the representations and warranties of either the Company or each Seller made in this Agreement qualified as to materiality are not true and correct, or that those not so qualified are not true and correct in all material respects.
          5.10. Investigation; No Reliance. Buyer acknowledges and agrees that it (a) has made its own inquiry and investigation into, and based thereon has formed an independent judgment concerning, the Company and its Subsidiaries, their business and the transactions contemplated hereby. Buyer is knowledgeable about the industry in which the Company and its Subsidiaries operate and is capable of evaluating the merits and risks of its purchase of the Equity Interests as contemplated by this Agreement and is able to bear the substantial economic risk of such investment for an indefinite period of time. Buyer has been afforded access to the books and records, facilities and personnel of the Company and its Subsidiaries for purposes of conducting a due diligence investigation of the Company and its Subsidiaries and has been furnished with or given access to such information about the Company and its Subsidiaries as it has requested, all to the satisfaction of Buyer. Buyer acknowledges, without limiting the foregoing, that neither any Seller nor the Company is making any representation or warranty with respect to (a) except as otherwise expressly set forth in Sections 3 and 4 hereof, any information made available to Buyer or its representatives in the “data room” created for purposes of the sale of the Company or (b) any financial projections, estimates or forecasts relating to the Company or its Subsidiaries. With respect to any such projections, estimates or forecasts delivered or made available by or on behalf of the Company or any Seller, Buyer acknowledges that (a) there are uncertainties inherent in attempting to make projections, estimates or forecasts, (b) it is familiar with such uncertainties, (c) it is taking full responsibility for making its evaluation of the adequacy and accuracy of such projections, estimates and forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, estimates or forecasts) and (d) it shall make no claim against the Sellers (or any of their partners, directors, officers, employees, advisors, managers, agents, shareholders, members, consultants, investment bankers, brokers, representatives, controlling persons or affiliates) or any other person with respect thereto.
     6. Covenants of the Sellers Prior to the Closing Date.
          6.1. Access and Investigation.
                    (i) Between the date of this Agreement and the Closing Date, the Sellers and the Company shall (a) afford Buyer and its representatives, upon reasonable advance notice, reasonable access to the Contracts and books and records of the Company during regular business hours or at such other time agreed to by Buyer and the Seller Representative, and (b) furnish Buyer with such additional financial, operating, and other data and information relating to the Company as Buyer reasonably requests. The foregoing access rights shall not include the right to (i) take any samples or conduct other invasive environmental investigations, (ii) have access to any information the disclosure of which is restricted by contract or applicable law (including without limitation the Health Insurance Portability and Accountability Act of

1996 or the regulations issued thereunder) or which would result in the waiver of any privileges. Buyer and its representatives and agents shall not contact or hold discussions with suppliers, customers or any officers or employees of the Company or its Subsidiaries without the prior written consent of the Company (such consent not to be unreasonably withheld).
                    (ii) All information made available or obtained pursuant to Section 6.1.1 shall be held by Buyer in accordance with, and subject to the terms of the Confidentiality Agreement, effective as of July 23, 2010, by and between the Company and Buyer, as amended by the First Amendment thereto, effective August 9, 2010 (the “Confidentiality Agreement”). The Parties hereby agree that, notwithstanding anything to the contrary contained in the Confidentiality Agreement, the Confidentiality Agreement shall survive from the date hereof until the Closing, and if the Closing shall occur, the Confidentiality Agreement shall terminate at Closing.
          6.2. Operation of the Business. Between the date hereof and the earlier of the Closing Date and the termination of this Agreement pursuant to or in accordance with Section 10 hereof, except as otherwise contemplated by this Agreement or otherwise taken with the prior written consent of Buyer (not to be unreasonably withheld), the Company shall:
                    (i) conduct the business of the Company substantially in the ordinary course of business consistent with past practice;
                    (ii) comply in all material respects with all requirements of all applicable laws;
                    (iii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current employees and agents, and maintain business relations and goodwill with suppliers, customers, landlords, creditors, employees, agents, licensees, clients and others having business relationships with it;
                    (iv) otherwise report periodically to Buyer, at Buyer’s reasonable request, concerning operations of the Company;
                    (v) not permit, allow or suffer any asset of the Company to become subjected to any Security Interest other than in the ordinary course of business or except to the extent any such Security Interest is to be released or fully discharged at or prior to Closing;
                    (vi) except as set forth on Section 6.2(vi) of the Schedules, not commit for any capital expenditure individually in an amount in excess of $50,000 and in the aggregate in an amount in excess of $200,000;

                    (vii) not pledge or hypothecate any of its assets or otherwise permitted any of its material assets to become subject to any Security Interest other than in the ordinary course of business consistent with past practice;
                    (viii) except as set forth on Section 6.2(viii) of the Schedules, incur any material obligation in an amount in excess of $100,000 other than in the ordinary course of business consistent with past practice;
                    (ix) not make any loan or advance to any Person other than in the ordinary course of business consistent with past practice;
                    (x) not assume, guarantee or otherwise become liable for any obligation of any Person (other than the Company or its Subsidiaries) other than in the ordinary course of business consistent with past practice;
                    (xi) not purchase, lease, sell, abandoned or otherwise acquire or dispose of any business or material assets other than in the ordinary course of business consistent with past practice;
                    (xii) not waive or release any material right or canceled or forgiven any debt owed to the Company or claim of the Company other than in the ordinary course of business consistent with past practice;
                    (xiii) except as set forth on Section 6.2(xiii) of the Schedules, not amend or terminate any material Contract other than in the ordinary course of business;
                    (xiv) not sell or otherwise issue any Equity Interests or any other securities;
                    (xv) not amend its organizational documents;
                    (xvi) not be a party to any merger, consolidation, recapitalization, reclassification of equity, or similar transaction;
                    (xvii) not declare, accrue, set aside, or pay any dividend or make any other distribution in respect of any Equity Interests of other securities, Cash or other assets;
                    (xviii) not make any material Tax election;
                    (xix) not increase Liabilities with respect to any of the Company’s Employee Benefit Plans or become obligated to contribute to any Employee Benefit Plan not included on Section 4.20.1 of the Schedules; and

                    (xx) not agree or commit to take any action described in the foregoing clauses.
          6.3. Commercially Reasonable Efforts. Between the date of this Agreement and the Closing Date, the Company, its Subsidiaries, the Sellers and Buyer shall use commercially reasonable efforts to take all action and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 7); provided, however, that except as explicitly set forth in Section 6.4, the Parties shall not be required to take any action, including paying or committing to pay any amount to (or incurring any obligation in favor of) any person from whom such consent may be required. Buyer acknowledges that certain consents and waivers with respect to the transactions contemplated hereby may be required from parties to Contracts or other agreements, contracts or licenses of the Company or its Subsidiaries, that such consents and waivers have not been obtained as of the date hereof and may not be obtained prior to the Closing, and that so long as the Company has made commercially reasonable efforts to obtain material consents requested by the Buyer prior to the Closing, no representation, warranty or covenant of the Sellers or the Company contained herein shall be deemed breached, and, other than the documents listed on Section 2.5.1 of the Schedules, to be delivered by the Sellers pursuant to Section 7.1(v), no condition shall be deemed to not have been satisfied, as a result of the failure to obtain any such consent or waiver or the consequences thereof.
          6.4. Consents and Approvals.
                    (i) Each of Buyer, the Company and the Sellers shall use its commercially reasonable efforts to (i) obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances approvals, authorizations or orders required to be obtained or made by the Company, Sellers or Buyer or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (ii) promptly, but in no event later than one (1) Business Day after execution of this Agreement, make or cause to be made the applications or filings required to be made by Buyer, the Company, the Sellers or any of their respective Subsidiaries under or with respect to the HSR Act (which such filings shall include requesting early termination of the waiting period under or with respect to the HSR Act) or any other applicable laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (iii) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other applicable laws for additional information, documents or other materials received by Buyer, the Company, the Sellers or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in connection with such applications or filings or the transactions contemplated hereby and (iv) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (A) any filing under or with respect to the HSR Act or any such other applicable laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority. Each of Buyer, the Company and the Sellers shall furnish to the other party all information necessary for any such application or other filing to be made in connection with the transactions contemplated hereby. Each of Buyer, the Company and the Sellers shall promptly inform the other Parties hereto of any material communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing. If any of Buyer, the Company or any Seller hereto intends to independently participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such Party shall give the other Parties reasonable prior notice of such meeting and invite representatives of the other Parties to participate in the meeting with the Governmental Authority unless prohibited by such Governmental Authority. Buyer, the Company and the Sellers shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings under or relating to any such application or filing.
                    (ii) From the date of this Agreement until the consummation of the transactions contemplated hereby, the Company and the Sellers shall give (or shall cause their respective Subsidiaries to give) any material notices required to be given to third parties to the extent requested by Buyer, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any material third party consents required to consummate the transactions contemplated hereby pursuant to agreements or contracts of the Company; provided, however, that the Company and the Sellers shall coordinate and cooperate with the Buyer in determining whether any actions, notices, consents, approvals or waivers are required to be given or obtained, or should be given or obtained from parties to any Contract in connection with consummation of the transactions contemplated hereby and seeking any such actions, notices, consents approvals or waivers. Notwithstanding the foregoing or anything to the contrary herein, no Party shall be required to make any payment to any third party or agree to any limitation on the conduct of its business, in order to obtain any such consent. No Party shall have any obligation with respect to this Section 6.4(ii) following the Closing.
                    (iii) From the date of this Agreement until the consummation of the transactions contemplated hereby, each of Buyer, the Company and the Sellers shall promptly notify one another in writing of any pending or, to the Knowledge of Buyer, the Company or the Sellers, threatened action, suit, arbitration or other proceeding or investigation by any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the transactions contemplated hereby or (ii) seeking to restrain or prohibit the consummation of the transactions contemplated hereby or otherwise limit in any material respect the right of Buyer or any affiliate of Buyer to own or operate all or any portion of the businesses or assets of the Company or any Company Subsidiary or the right of any Seller to receive the Purchase Price. The Parties will give one another the opportunity to consult regarding the defense or settlement of any such litigation and shall consider the other Parties’ views with respect to such litigation and prior to the termination of the Agreement under Section 10 hereof shall not settle any such litigation without the prior written consent of the other Parties hereto, which will not be unreasonably withheld or delayed.
                    (iv) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Authority challenging the transaction contemplated hereby as violative of any applicable law, each of Buyer, the Company and the Sellers shall cooperate and use their best efforts to contest and resist, except insofar as the Parties may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the transactions contemplated hereby.
                    (v) Notwithstanding anything set forth in this Section 6.4 and any other provision hereof, in connection with the receipt of any necessary governmental approvals or clearances (including under the HSR Act), none of the Sellers, Buyer, the Company or their respective Affiliates shall be required to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of the Sellers, Buyer, the Company or their respective Affiliates or the conduct of their business in a specified manner.
          6.5. Audited Financials. Following the date of this Agreement, the Sellers will, at Buyer’s expense, take all actions reasonably requested by Buyer to assist Buyer in connection with Buyer’s preparation of the financial statements and other information it will be required to file with the Securities and Exchange Commission under Rule 3-05 of Regulation S-X.
          6.6. No Solicitation of Transactions. Prior to the earlier of (A) the Closing Date or (B) the termination of this Agreement in accordance with the provisions of Section 10, none of the Sellers or the Company (or any of its Subsidiaries) will, nor will any of them knowingly permit their officers, directors, employees or agents, investment bankers, attorneys, accountants or other advisors or representatives, to directly or indirectly (i) solicit, initiate, encourage or knowingly facilitate (including by furnishing nonpublic information) any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal, (ii) participate in any discussions or negotiations in furtherance of such inquiries or to obtain an Acquisition Proposal, or the making of any proposal that constitutes any Acquisition Proposal, or provide any confidential information or data with respect to an Acquisition Proposal, (iii) agree to, approve or recommend any Acquisition Proposal, or (iv) execute or enter into any letter of intent, agreement in principle, merger agreement, memorandum of understanding, term sheet or other similar document related to an Acquisition Proposal. Each of the Sellers and the Company agrees that it and each of their respective Subsidiaries and each of their respective representatives shall immediately cease any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal.
          6.7. Public Announcements. Buyer and Sellers agree to consult with each other before issuing any press release or making any other public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public statements the making of which may be required by applicable law, or any applicable stock exchange or NASDAQ rule or any listing agreement, no Party will issue any such press release nor make any such public statement unless the content of such press release or public statement shall have been agreed upon by the Parties.
          6.8. Termination of Agreements. Effective only upon completion of the Closing, each Seller and the Company hereby terminate the agreements set forth on Section 6.8 of the Schedules. Buyer shall amend and restate the Third Amended and Restated Limited Partnership Agreement of the Company dated November 11, 2008 and effective as of November 2, 2007, by and among the General Partner and the Limited Partners immediately following completion of the Closing.
          6.9. Bonus Calculation. Following the Closing, Buyer shall cause the Company to pay employee bonuses for the year ended December 31, 2010 in the aggregate amount accrued on the Net Working Capital Calculation under the Company’s bonus plan in accordance with the parameters set forth on Section 6.9 of the Schedules (including to any such employee who becomes a consultant after the Closing). Payment of such bonuses will be subject to the Buyer’s normal review process, confirmation of the Company’s 2010 EBITDA and each employee’s personal goals/objectives results; provided, that if and to the extent such bonuses are not paid to the employees (or consultants), the amount of such bonuses not so paid shall be promptly thereafter paid by Buyer to the Seller Representative.
     7. Conditions Precedent.
          7.1. Conditions Precedent to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment (or, to the extent permitted by applicable law, waiver), on or prior to the Closing Date, of each of the following conditions:
                    (i) the representations and warranties of the Sellers and the Company set forth in this Agreement (i) to the extent qualified by materiality or Material Adverse Effect, shall be true and correct and (ii) to the extent not qualified by materiality or Material Adverse Effect, shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the Closing as though made at and as of the Closing, except that any such representations and warranties expressly made as of a specified date shall only need to be true and correct as of such date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
                    (ii) the Sellers and the Company shall have performed and complied in all material respects with all covenants required in this Agreement to be performed or complied with by them on or prior to the Closing Date;
                    (iii) there shall not have been or occurred any event, change, occurrence or circumstance after the date hereof and prior to the Closing that, individually or in the aggregate with any such events, changes, occurrences or circumstances, has had or would reasonably be expected to have a Material Adverse Effect on the Company;
                    (iv) no Proceedings shall have been instituted or claim or demand made against the Sellers, the Company or Buyer which could reasonably be expected to restrain or prohibit, the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
                    (v) the Sellers, the Company and Buyer shall have obtained the documents listed on Section 2.5.1 of the Schedules, and the waiting period under the HSR Act, if applicable, and any extensions thereof shall have expired or been terminated;
                    (vi) the General Partner shall have duly adopted a resolution terminating the Touchstone Wireless Repair and Logistics, LP 401(k) Retirement Plan;
                    (vii) any revocation period required under applicable law for the documents listed on Section 7.1(vii) of the Schedules shall have elapsed; and
                    (viii) Buyer shall have received the items to be delivered in Section 2.5.1.
          7.2. Conditions Precedent to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or, to the extent permitted by applicable law, waiver), on or prior to the Closing Date, of each of the following conditions:
                    (i) the representations and warranties of Buyer set forth in this Agreement (i) to the extent qualified by materiality, Material Adverse Effect or similar qualification contained therein, shall be true and correct and (ii) to the extent not qualified by materiality, Material Adverse Effect or similar qualification contained therein, shall be true and correct in all material respects, in each case, as of the date of this Agreement and as of the

Closing as though made at and as of the Closing, except that any such representations and warranties expressly made as of a specified date shall only need to be true and correct as of such date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date);
                    (ii) Buyer shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date;
                    (iii) no Proceedings shall have been instituted or claim or demand made against the Sellers, the Company or Buyer which could reasonably be expected to restrain or prohibit the consummation of the transactions contemplated hereby, and there shall not be in effect any order by a Governmental Authority of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;
                    (iv) the waiting period under the HSR Act, if applicable, and any extensions thereof shall have expired or been terminated; and
                    (v) the Seller Representative, the Sellers and/or the Escrow Agent, as the case may be, shall have received the items listed in Section 2.5.2.
     8. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:
          8.1. Further Assurances. From time to time after the Closing, without additional consideration, each Party will execute and deliver such further instruments and take such other action as may be necessary or reasonably requested by another Party to make effective the transactions contemplated by this Agreement and the transactions contemplated hereby and to provide such other Party with the intended benefits of this Agreement. Without limiting the foregoing, upon reasonable request of Buyer after the Closing Date, each Seller shall, as applicable, execute, acknowledge and deliver all such further assurances, deeds, assignments, consequences, powers of attorney and other instruments and paper as may be required to sell, transfer, assign, convey and deliver to Buyer all right, title and interest in, to and under the Equity Interests.
          8.2. Transition. Each Seller will not take any action that is designed or intended to have the effect of discouraging any customer, supplier, or other business associate of any of the Company or its Subsidiaries from maintaining the same business relationships with the Company and its Subsidiaries after the Closing as it maintained with the Company and its Subsidiaries prior to the Closing.

          8.3. Record Retention. Buyer and each Seller, on behalf of itself or himself individually and to the extent that such Party has such books and records in its possession as of or following the Closing Date, agrees (i) to hold all of the books and records of the Company existing on the Closing Date and not to destroy or dispose of any thereof for a period of seven (7) years from the Closing Date, and (ii) following the Closing Date, to afford the other Parties, any of their Affiliates and their accountants and counsels, during normal business hours, upon reasonable request, reasonable access to such books, records and other data to the extent that such access may be requested for any purpose (other than litigation between or among Parties), at no cost to any Seller; provided, however, that such access rights shall be exercised in a manner so as to maintain the privileged nature of any information that may be subject to attorney-client privilege.
          8.4. Nondisclosure; Noncompetition; Nonsolicitation; Nondisparagement. Each of the Sellers and the Company recognize that due to the nature of such Seller’s relationship with the Company, each such Seller has had and will have access to and has developed and will develop confidential business information, proprietary information, and trade secrets relating to the business and operations of the Company and its Affiliates. Each Seller acknowledges that such information is valuable to the business of the Company and its Affiliates, and that disclosure to, or use for the benefit of, any person or entity other than the Company or its Affiliates, would cause substantial damage to the Company. For purposes of this Section 8.4, reference to the “Company” shall include both the Company and each Subsidiary of the Company as of the date hereof.
               8.4.1 Confidential Information.
                    (i) Subject to subsection (iii) below, each Seller shall at all times, except as required by law, maintain the confidentiality of Confidential Information of the Company, and except, to the extent applicable, in connection with his duties as an employee of the Company, such Seller shall not directly or indirectly disclose any such information to any Person, nor shall the Seller use Confidential Information of the Company for any purpose except for the benefit of the Company. “Confidential Information” means the following: trade secret information; client or customer lists, including their identities, contacts, business and financial needs and information; Company pricing information; survey information; computer software, passwords, programs, data or other information; Company marketing plans, projections and presentations; Company financial and budget information; and all other business-related information of the Company on the Closing Date which has not been publicly disclosed by the Company or its Affiliates. This restriction shall apply regardless of whether such Confidential Information is in written, graphic, recorded, photographic or any machine-readable form or is orally conveyed to, or memorized by, such Seller.
                    (ii) Each Seller’s duty of confidentiality with regard to the Confidential Information shall not extend to: (A) any Confidential Information that, at the time of disclosure, had been previously published and was part of the public domain; (B) any Confidential Information that is published or becomes publicly available after disclosure, unless such publication is a breach of this Agreement by such Seller; and (C) any Confidential Information that is obtained by such Seller other than in connection with the performance of his duties hereunder from a third person not known by such Seller to be prohibited from disclosing such information to such Seller by a legal, contractual or fiduciary obligation.
                    (iii) In the event that a Seller is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena or other process) to disclose any Confidential Information (including the terms of this Agreement) other than in respect of any Proceeding between any Seller and Buyer, such Seller agrees to: (A) give prompt written notice to the Company of such request or subpoena in order to allow the Company an opportunity to seek an appropriate protective order or to waive its compliance with the provisions of this Agreement; and (B) cooperate with the Company and with counsel for the Company in responding to such request or subpoena as provided below. If the Company fails to obtain a protective order and does not waive its rights to confidential treatment under this Agreement, each Seller may disclose only that portion of any Confidential Information that such Seller is compelled to disclose pursuant to an enforceable order. Each Seller further agrees that in no event will such Seller oppose action by the Company to obtain an appropriate protective order or other reliable promises that confidential treatment will be accorded to the Confidential Information. The provision of Confidential Information to a third party representing a Seller in connection with litigation or arbitration between the Parties or a dispute being resolved pursuant to Section 2.3 of this Agreement or otherwise in the course of enforcing such Seller’s rights under this Agreement shall not be considered a violation of this Section 8.4.1.
               8.4.2 Confidentiality and Surrender of Records. Without the prior written consent by the Company, each Seller shall not at any time, except as required by law, directly or indirectly publish, make known or in any fashion disclose any Confidential Records to, or permit any inspection or copying of Confidential Records by, any individual or entity other than in the course of such individual’s or entity’s employment by the Company, nor shall such Seller retain, and will deliver promptly to the Company, any of the same and any other Company records or property following termination of his employment hereunder for any reason or upon request by the Company. For purposes hereof, “Confidential Records” means those portions of correspondence, memoranda, files, manuals, books, lists, financial, operating or marketing records, magnetic tape, or electronic or other media or equipment of any kind in such Seller’s possession or under his control or accessible to him which contain any Confidential Information. All Confidential Records shall be and remain the sole property of the Company. The provision of Confidential Records to a third party representing a Seller in connection with litigation or arbitration between the Parties or a dispute being resolved pursuant to Section 2.3 of this Agreement or otherwise in the course of enforcing such Seller’s rights under this Agreement shall not be considered a violation of this Section 8.4.2.

               8.4.3 Non-Solicitation; Non-Competition. For a period of three (3) years from the Closing Date, each of EW Investment, LP, Striker Partners I, L.P. and John K. Cowles shall not engage in any of the following activities, either directly or indirectly (individually, or through or on behalf of another entity, as owner, partner, employee, agent or consultant, or in any other capacity):
                    (i) seek, solicit, or attempt to establish on behalf of any Company Competitor, a business relationship with any Person who was a client, customer, OEM, employee, agent (excluding employees, who are addressed in Section 8.4.3(ii) or James Allen Hurley, II) or representative (excluding professional service providers such as accountants or legal, tax or financial advisors) of the Company during the twenty-four (24) months preceding the Closing Date, or was solicited directly by the Seller during the six (6) months preceding the Closing Date to become a client, customer, supplier, employee, salesman, agent or representative of the business of the Company (each a “Company Client”);
                    (i) solicit, encourage, or engage in any activity to induce any employee of the Company or its Subsidiaries to terminate employment with the Company, or to become employed by any other Person. For purposes of this Section 8.4.3(ii), the term employee includes any individual who is an employee of or consultant to the Company or its Subsidiaries during the twelve (12) month period prior to the Closing Date, other than James Allen Hurley, II; provided, however, that the foregoing provision will not prevent EW Investment, LP or Striker Partners I, L.P. from soliciting any such person (a) as a result of placing advertisements in trade journals, newspapers, internet or similar publications or (b) as a result of the efforts of executive recruiters or other third parties who contact such persons without any direct or indirect solicitation by or knowing encouragement from EW Investment, LP, Striker Partners I, L.P., Striker Investment Group or any employees of Striker Investment Group, L.P. (collectively, the “Relevant Parties”); or
                    (ii) establish, engage, own, manage, operate, join or control, or participate in the establishment, ownership, management, operation or control of, or be a director, officer, employee, salesman, agent or representative of, or be a consultant to, any Company Competitor; provided, however, that it shall not be a violation of this Section 8.4 for any Relevant Party to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if such Relevant Party does not, directly or indirectly, own more than 3% or more of the voting securities of such Person; provided, further, that it shall not be a violation of this Section 8.4 for Richard A. Graham to own, directly or indirectly, solely as an investment, securities of any Person that are traded on a national securities exchange or the Nasdaq Stock Market (or a recognized securities exchange outside the U.S.) if Richard A. Graham does not, directly or indirectly, own 5% or more of the voting securities of such Person.

               8.4.4 Acknowledgment. Each Seller acknowledges that the covenants of such Seller set forth in this Section 8.4 are an essential element of this Agreement and that, but for such Seller’s agreement to comply with these covenants, Buyer would not have entered into this Agreement. Each Seller acknowledges that this Section 8.4 constitutes an independent covenant that shall not be affected by performance or nonperformance of any other provision of this Agreement by Buyer. Each Seller has independently consulted with his or its respective counsel (as the case may be) and after such consultation agrees that the covenants set forth in this Section 8.4 are reasonable and proper.
          8.5. Nondisparagement.
                    (i) From and after the Closing Date, each Seller and Striker Partners I, L.P. shall not at any time disparage the business of the Company, Buyer or any of their respective Affiliates after the Closing Date or their relationships with any of their respective past, existing or prospective customers, employees, suppliers or other business relationships; provided, that the making of any claim or initiation of a Proceeding pursuant to this Agreement or the enforcement of such Seller’s rights under this Agreement against Buyer or its Affiliates will not in and of itself violate this Section 8.5(i).
                    (ii) From and after the Closing Date, the Buyer shall not at any time disparage any of the Sellers or any of their respective Affiliates or their relationships with any of their respective past, existing or prospective customers, employees, suppliers or other business relationships; provided, that the making of any claim or initiation of a Proceeding against a Seller will not in and of itself violate this Section 8.5(ii).
          8.6. Reserved.
          8.7. Directors’ and Officers’ Indemnification.
               8.7.1 Buyer and each Seller agree that, to the maximum extent permitted by applicable law, all rights to indemnification and exculpation from liability for acts or omissions occurring prior to the Closing Date now existing in favor of the current or former general partners (or any directors, officers, managers, members of the board of advisors, or members of any such general partner), directors, officers, employees and other agents of the Company and its Subsidiaries (collectively, “Protected Agents”), including as provided in the limited partnership agreement of the Company, will survive the Closing and will continue in full force and effect in accordance with their respective terms for a period of not less than six (6) years after the Closing Date.
               8.7.2 From and after the Closing Date, Buyer shall, and shall cause the Company and its Subsidiaries to, indemnify, defend, and hold harmless each Person that is now, or has been at any time prior to the date hereof or who becomes prior to the Closing, a Protected Agent, against any and all losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, fees, costs and expenses (including amounts paid in respect of judgments, fines, penalties or settlement of any Proceeding and legal fees and expenses reasonably incurred in connection with any pending or threatened Proceeding) arising out of or relating to any threatened or actual Proceeding based in whole or in part on or arising out of or relating in whole or in part to the fact that such Person is or was a partner (or director, officer, manager, member of the board of advisors, or member of any such partner) member, director, officer, manager, employee or other agent of the Company or its Subsidiaries on or prior to the Closing Date and whether asserted or claimed prior to, or at or after, the Closing Date, in each case, to the full extent permitted under applicable law to indemnify such Persons, provided, that Buyer shall not, and shall not be required to, cause the Company and its Subsidiaries to pay expenses in advance of the final disposition of any such proceeding to each such indemnified person.
     9. Indemnification.
          9.1. Sellers’ Indemnification. Following the Closing and subject to the limitations and conditions set forth in this Section 9, each Seller shall, on a several basis, indemnify and hold harmless Buyer, and its successors and assigns, and its directors, officers, members, employees, agents and representatives (collectively, the “Buyer Group”) from and against any and all Losses arising out of or caused by any or all of the following:
               9.1.1 Seller’s Misrepresentation. Any breach of any warranty or representation made by such Seller in Section 3 of this Agreement, it being understood that no Seller shall be liable for the breach of, or inaccuracy in, any representations or warranties made by any other Seller.
               9.1.2 Seller’s Nonperformance. Any failure or refusal of such Seller to satisfy or perform any covenant of such Seller set forth in this Agreement required to be satisfied or performed by such Seller pursuant to this Agreement, it being understood that no Seller shall be liable for the breach of, or failure to perform, any covenants made by any other Seller.
               9.1.3 Notwithstanding the foregoing, for so long as any amounts remain in the Indemnification Escrow, to the extent the Buyer Group is entitled to indemnification for Losses pursuant to this Section 9.1, Buyer must first seek recovery of such Losses from the Indemnification Escrow. To the extent the Buyer Group is entitled to indemnification for Losses pursuant to this Section 9.1 in excess of the funds remaining in the Indemnification Escrow, it is understood that Buyer and other members of the Buyer Group shall be required to pursue, on a several basis, the Seller who breached the representation, warranty or covenant in question, and no other Seller shall be liable for such breach.
          9.2. Sellers’ Indemnification Related to the Company’s Representations, Warranties and Non-Performance. Following the Closing and subject to the limitations and conditions set forth in this Section 9, the Sellers shall on a several basis, indemnify and hold harmless the Buyer Group from and against any and all Losses arising out of or caused by any or all of the following:
               9.2.1 Company’s Misrepresentation. Any breach of any warranty or representation made by the Company in Section 4 of this Agreement.
               9.2.2 Company’s Pre-Closing Nonperformance. Any failure or refusal of the Company to satisfy or perform any covenant of the Company set forth in this Agreement required to be satisfied or performed by the Company pursuant to this Agreement, but only to the extent such covenant and failure relates to the performance of obligations prior to the Closing Date.
               9.2.3 Unpaid Transaction Expenses. Any failure by the Company or the Sellers to have paid all Unpaid Transaction Expenses concurrent with or prior to the Closing.
               9.2.4 Notwithstanding the foregoing, for so long as any amounts remain in the Indemnification Escrow, to the extent the Buyer Group is entitled to indemnification for Losses pursuant to this Section 9.2, Buyer must first seek recovery of such Losses from the Indemnification Escrow. To the extent the Buyer Group is entitled to indemnification for Losses pursuant to this Section 9.2 in excess of the funds remaining in the Indemnification Escrow, it is understood that Buyer and other members of the Buyer Group shall be required to pursue, on a several basis, the Sellers pro rata (it being understood that a Seller’s “pro rata” portion shall be based on the percentages set forth next to each Seller’s name on Section 9 of the Schedules).
          9.3. Buyer’s and the Company’s Indemnification. Following the Closing, the Buyer and the Company shall indemnify and hold harmless the Sellers, their successors and assigns and their directors, officers, members, employees, agents and representatives (each a “Seller Indemnitee”), from and against any and all Losses, arising out of or caused by, any of the following:
               9.3.1 Buyer’s Misrepresentation. Any breach of any warranty or representation made by Buyer in this Agreement.
               9.3.2 Buyer’s Nonperformance. Any failure or refusal by Buyer to satisfy or perform any covenant, term or condition of this Agreement required to be satisfied or performed by it pursuant to this Agreement.
               9.3.3 Company’s Post-Closing Nonperformance. Any failure or refusal of the Company to satisfy or perform any covenant of the Company set forth in this Agreement required to be satisfied or performed by the Company pursuant to this Agreement, but only to the extent such covenant and failure relates to the performance of obligations from and after the Closing Date.

          9.4. Indemnification Procedures. With respect to each event, occurrence or matter (“Indemnification Matter”) as to which any member of the Buyer Group or any of the Company or the Sellers, as the case may be (in either case, referred to collectively as, the “Indemnitee”), is or may reasonably be entitled to indemnification from the Sellers under Section 9.1 or 9.2 or from Buyer or the Company under Section 9.3, as the case may be (in either case referred to collectively as, the “Indemnitor”):
               9.4.1 Notice. Within ten (10) calendar days after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third-party action, suit, claim or demand, as promptly as practicable after the Indemnitee first has actual knowledge of the Indemnification Matter or of other matters from which an Indemnification Matter is reasonably likely to result, the Indemnitee shall give written notice coupled with reasonable supporting detail to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claimed in connection therewith (“Indemnification Notice”), together with copies of any such written documents. No indemnification for Losses associated with an Indemnification Matter shall be available if (i) the related Indemnification Notice is not timely given and (ii) such failure to provide a timely Indemnification Notice prejudices the Indemnitor’s ability to remedy, remediate, mitigate or otherwise minimize the effect of the underlying Indemnification Matter. Any action required to be taken by, or any notice required to be delivered to, the Sellers under this Section 9.4 may be taken by, or delivered to, the Seller Representative on behalf of the Sellers.
               9.4.2 Defense. If a third-party action, suit, claim or demand is involved, then, upon receipt of the Indemnification Notice, the Indemnitor shall have thirty (30) calendar days after said notice is given to elect, by written notice given to the Indemnitee, to undertake, conduct and control, through counsel of its own choosing which is reasonably acceptable to the Indemnitee and at Indemnitor’s sole expense, the good faith settlement or defense of such claim, and the Indemnitee shall cooperate with the Indemnitor in connection therewith; provided: (a) all settlements require the prior reasonable consultation with the Indemnitee and the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld, provided that the Indemnitor may settle any such claim without the prior consent of the Indemnitee if such settlement involves the full release of the Indemnitee and the Indemnitor agrees to pay all amounts payable pursuant to such settlement, and (b) the Indemnitee shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnitee, provided that Indemnitee acknowledges and accepts in writing full liability for the applicable Indemnification Matter and the fees and expenses of such counsel shall be borne by the Indemnitee. So long as the Indemnitor is contesting any such claim in good faith, the Indemnitee shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such claim at any time, provided that in such event the Indemnitee shall waive any right of indemnification therefor by the Indemnitor. If the Indemnitor does not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, then the Indemnitee shall have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the Indemnitor. In any event, the Indemnitor and the Indemnitee shall fully cooperate with each other in connection with the defense of such claim, including without limitation by furnishing all available documentary or other evidence as is reasonably requested by the other. If the Indemnitee fails to consent to a settlement that imposes only monetary damages, then the Indemnitor’s liability with respect to such matter shall be limited to the amount of such rejected settlement.
               9.4.3 Payments. All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within ten (10) Business Days after a final judgment (without further right of appeal) determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed, unless otherwise provided in such final settlement or agreement.
          9.5. Limits on Indemnification. Indemnification under this Section 9 shall be limited as follows:
               9.5.1 Basket. No Seller shall have liability under Section 9 unless and until the aggregate amount otherwise payable to the Buyer Group under this Section 9 exceeds Six Hundred Fifty Thousand Dollars ($650,000) (the “Basket”), in which event the applicable member of Buyer Group entitled to indemnification pursuant to this Section 9 shall be entitled to only those amounts in excess of the Basket; provided, however, that the limitations set forth in this Section 9.5.1 shall not apply in the case of any Indemnification Matter to the extent that such Indemnification Matter arises out of or involves Losses incurred due to (i) a breach of any Fundamental Representation or representation set forth in Section 4.11 (Tax Matters), (ii) fraud by the Sellers or the Company, or (iii) the failure of a Seller to satisfy or perform any post-Closing covenant under the terms of this Agreement.
               9.5.2 Ceiling. The Sellers’ total liability in the aggregate under this Section 9 shall not exceed Nine Million Dollars ($9,000,000) (the “Ceiling”), and no Seller’s aggregate liability under this Section 9 shall exceed the amount equal to the lesser of: (x) such Seller’s pro rata portion of the Ceiling and (y) such Seller’s pro rata portion of the Losses for which the Buyer Group is entitled to be indemnified under this Section 9 (it being understood that a Seller’s “pro rata” portion shall be based on the percentages set forth next to each Seller’s name on Section 9 of the Schedules); provided, however, that the limitations set forth in this Section 9.5.2 shall not apply in the case of any Indemnification Matter to the extent such Indemnification Matter arises out of or involves Losses incurred due to (i) a breach of any Fundamental Representation or representation set forth in Section 4.11 (Tax Matters), (ii) fraud by the Sellers or the Company or (iii) the failure of a Seller to satisfy or perform any post-Closing covenant under the terms of this Agreement.
               9.5.3 Buyer Ceiling. The Buyer’s total liability in the aggregate under this Section 9 shall not exceed the Purchase Price; provided, however, that the limitations set forth in this Section 9.5.3 shall not apply in the case of any Indemnification Matter to the extent such Indemnification Matter arises out of or involves Losses incurred due to (i) fraud by the Buyer or (ii) the failure of the Buyer to satisfy or perform any post-Closing covenant under the terms of this Agreement.
               9.5.4 Threshold. No member of the Buyer Group shall be entitled to indemnification under this Section 9 with respect to any Indemnification Matter unless the Losses therefrom exceed Twenty Thousand Dollars ($20,000); provided, however, that the limitations set forth in this Section 9.5.4(i) shall not apply in the case of any Indemnification Matter to the extent that such Indemnification Matter arises out of or involves Losses incurred due to (i) a breach of any Fundamental Representation, (ii) fraud by the Sellers or the Company, or (iii) the failure of a Seller to satisfy or perform any post-Closing covenant under the terms of this Agreement.
               9.5.5 Excluded Intellectual Property Losses. Notwithstanding anything to the contrary herein, no member of the Buyer Group shall be entitled to any indemnification for any Excluded Intellectual Property Losses.
               9.5.6 Recourse to Escrow. Without limiting the foregoing:
                    (i) the sole source of indemnification under this Section 9 for Losses incurred by the Buyer Group shall be the amount then remaining in the Indemnification Escrow, and no member of the Buyer Group shall have recourse directly to any Seller for any such Losses;
                    (ii) upon depletion or exhaustion of the Indemnification Escrow, no Seller shall have any further liability or obligation under Section 9.2; and
                    (iii) the aggregate amount of Losses for which the Buyer Group shall be indemnified under Section 9.2 shall not exceed the amount of the Indemnification Escrow;
                    (iv) provided, however, that the limitations set forth in Sections 9.5.6(i) - (iii) shall not apply in the case of any Indemnification Matter to the extent that such Indemnification Matter arises out of or involves Losses incurred due to (i) a breach of any Fundamental Representation or representation set forth in Section 4.11 (Tax Matters), (ii) fraud by the Sellers or the Company or (iii) the failure of a Seller to satisfy or perform any post-Closing covenant under the terms of this Agreement.
               9.5.7 Pro-Rata Liability. Notwithstanding anything to the contrary contained herein, the aggregate amount of Losses for which the Buyer Group shall be indemnified by any Seller under any provisions of this Section 9 (including in the circumstances where the limitations set forth in Sections 9.5.6(i)-(iii) do not apply) shall not exceed the amount equal to the lesser of: (x) such Seller’s pro rata portion of the Purchase Price and (y) such

Seller’s pro rata portion of the Losses for which the Buyer Group is entitled to be indemnified (it being understood that a Seller’s “pro rata” portion shall be based on the percentages set forth next to each Seller’s name on Section 9 of the Schedules).
          9.6. Survival of Representations and Warranties. All representations and warranties, and all covenants and agreements to be performed prior to Closing shall survive the execution and delivery hereof and the Closing hereunder until the close of business on April 30, 2012; provided that (i) the representations set forth in Section 4.11 (Tax Matters) shall survive until sixty (60) days after the expiration of the applicable statute of limitations for the applicable underlying claim, including any extensions or waivers thereof, and (ii) the covenants of the Parties to be performed after the Closing Date shall survive for a period expiring on the third anniversary of the Closing, except Sections 8.4.1 and 8.4.2, which shall survive the Closing indefinitely, and Section 8.3, which shall survive for a period expiring on the seventh anniversary of the Closing Date, and (iii) the Fundamental Representations and any claims in connection with fraud shall survive indefinitely.
          9.7. Mitigation; Losses Net of Insurance, Etc. Each Party shall take reasonable steps to mitigate and otherwise minimize the Losses upon and after becoming aware of any event that would be reasonably expected to give rise to any Indemnification Matter. The amount of any Loss for which indemnification is provided under Section 9 shall be net of (a) any amounts recovered by the Indemnitee pursuant to any indemnification by or indemnification or other agreement with any third party, (b) any insurance proceeds (calculated net of any increase in insurance premiums resulting from the related claims under applicable insurance policies) or other cash receipts or sources of reimbursement received in respect of such Loss (each source named in clauses (a) and (b), a “Collateral Source”), (c) an amount equal to the Tax benefit, if any, realized by the Indemnitee attributable to such Loss and (d) any specific accruals or reserves (or overstatement of liabilities in respect of actual liability) included in the Financial Statements or which are reflected in the Net Working Capital Calculation or the Closing Date Debt Calculation. The Parties shall take and shall cause their Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event that would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. Indemnification under this Section 9 shall not be available to Buyer or the Sellers, as the case may be, unless the Party seeking indemnification under this Section 9 first uses its reasonable best efforts to seek recovery from all Collateral Sources.
          9.8. Tax Treatment of Indemnity Payments. The Parties agree to treat any indemnification payments made to Buyer pursuant to this Agreement as an adjustment to the final Purchase Price, unless otherwise required by Tax law or unless a Final Determination with respect to the indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Purchase Price. For purposes of this agreement “Final Determination” means (i) with respect to federal income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an IRS Form 870-AD and (ii) with respect to Taxes other than federal income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).
          9.9. Distributions from Escrow Fund. In the event that (a) the Seller Representative shall not have objected to the amount claimed by Buyer for indemnification with respect to any Loss in accordance with the procedures set forth in the Escrow Agreement or (b) the Seller Representative has delivered notice of its disagreement as to the amount of any indemnification requested by Buyer and either (i) the Seller Representative (on behalf of the Sellers) and Buyer shall have subsequent to the giving of such notice, mutually agreed that the Sellers are obligated to indemnify Buyer for a specified amount and Buyer and the Seller Representative shall have so jointly notified the Escrow Agent or (ii) a final nonappealable judgment shall have been rendered by the court having jurisdiction over the matters relating to such claim by Buyer for indemnification from the Sellers and the Escrow Agent shall have received in the case of clause (i) above, written instructions from the Seller Representative (on behalf of the Sellers) and Buyer or, in the case of clause (ii) above, a copy of the final nonappealable judgment of the court, the Escrow Agent shall deliver to Buyer from the Escrow Fund any amount determined to be owed to Buyer under Sections 9.1 or 9.2 in accordance with the Escrow Agreement.
          9.10. Sole Remedy/Waiver. Buyer acknowledges and agrees that following the Closing its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement (including any misrepresentations relating thereto or breach of or inaccuracy in any representations or warranties) shall be pursuant to the indemnification provisions set forth in this Section 9. Buyer hereby waives, to the fullest extent permitted under applicable law, any and all rights, remedies, claims and causes of action (including rights of contribution, if any) it, the Company or its Subsidiaries may have against the Sellers or any of their Affiliates or representatives arising under or based upon any federal, state or local statute, law, ordinance, rule, regulation or judicial decision (including any such relating to environmental matters or arising under or based upon any securities law, common law or otherwise) and whether such rights or remedies are based upon contract, tort or otherwise.
          9.11. No Consequential Damages. Notwithstanding anything to the contrary contained herein, no Indemnitor shall be liable to or otherwise responsible to any Indemnitee or any other Person based on any multiple of profits or earnings or incidental, punitive, special, indirect or consequential damages, resulting from, arising out of or incident to any Indemnification Matter or the enforcement by any person of its rights to indemnification under this agreement, except in the case of fraud or intentional misrepresentation or to the extent actually payable to a third party in respect of a third-party claim.

          9.12. Other Limitations. No claim for indemnity for a particular breach of a representation or warranty shall be made by any Party entitled to indemnification under this Section 9 if: (i) such claim is based on an event occurring prior to the Closing but after the date hereof, (ii) such event was disclosed prior to the Closing to the Buyer (in the case of a claim of a member of the Buyer Group) or the Sellers (in the case of a claim of a Seller Indemnitee) in a writing which describes such event in reasonable detail on the Seller Closing Certificate and (iii) the Closing occurs.
          9.13. Seller Representative.
               9.13.1 By the execution and delivery of this Agreement, each of the Sellers hereby irrevocably constitutes and appoints Touchstone Wireless Investment Partners, LLC, as the true and lawful agent and attorney in fact (in such capacity, the “Seller Representative”) of the Sellers with full power of substitution to act in the name, place and stead of the Sellers with respect to this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby as the Seller Representative may deem appropriate, and to act on behalf of the Sellers in any litigation or arbitration involving this Agreement or the Escrow Agreement, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by this Agreement and the Escrow Agreement, including the power:
                    (i) to act for the Sellers with regard to matters pertaining to the determination of the Purchase Price, the adjustment to the Purchase Price and pertaining to the indemnification referred to in this Agreement, including the power to settle any indemnity claim on behalf of the Sellers and to transact matters of litigation;
                    (ii) to execute and deliver all ancillary agreements, certificates and documents that the Seller Representative deems necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement and the Escrow Agreement;
                    (iii) to authorize the release of funds, to receive funds and to give receipts for funds, including the Purchase Price and in respect of any adjustments to the Purchase Price or any amounts distributed under the Escrow Agreement;
                    (iv) to negotiate, arbitrate and settle any adjustment to the Purchase Price under Section 2.3;
                    (v) to do or refrain from doing any further act or deed on behalf of the Sellers that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement or the Escrow Agreement as fully and completely as the Sellers could do if personally present;
                    (vi) to receive service of process in connection with any claims under this Agreement or the Escrow Agreement;
                    (vii) to sign the Seller Closing Certificate on behalf of each Seller unless such Seller has otherwise previously advised the Seller Representative in writing prior to Closing (it being understood that Buyer shall have the right to rely on such executed Seller Closing Certificate as binding on each Seller); and
                    (viii) to accept notices in accordance with Section 12.5.
               9.13.2 Touchstone Wireless Investment Partners, LLC hereby agrees and consents to its appointment as the Seller Representative pursuant to this Section 9.13 effective as of the date of this Agreement. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other Person may conclusively and absolutely rely, without inquiry, upon any action or decision of the Seller Representative in all matters referred to herein; provided, however, that the Seller Representative shall have the right to resign and appoint a successor Seller Representative on thirty (30) days’ advance notice to the Sellers and Buyer. All actions and decisions of Seller Representative shall be binding and conclusive on each Seller. All notices required to be made or delivered by Buyer to the Sellers shall be made to the Seller Representative for the benefit of the Sellers and shall discharge in full all notice requirements of Buyer to the Sellers with respect thereto. The Sellers hereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the Seller Representative of the Sellers. The Seller Representative will have no liability to the Sellers or their successors or assigns with respect to actions taken or omitted to be taken in its capacity as Seller Representative, and shall be entitled to indemnification from the Sellers against any loss, liability or expenses arising out of actions taken or omitted to be taken in its capacity as the Seller Representative (such indemnification rights to include the right to set off any such loss, liability or expense against payments due to the Sellers). All fees and expenses incurred by the Seller Representative pursuant to this Agreement shall be paid by the Sellers in accordance with their pro rata shares of the purchase price. For the avoidance of doubt, the Sellers agree that there shall be no recourse to the Seller Representative directly or personally for any payments required to be made by the Seller Representative in its capacity as such hereunder.
               9.13.3 If any individual Seller should die or become incapacitated, if any trust or estate should terminate or if any other similar event should occur, any action taken by the Seller Representative pursuant to this Section 9.13 shall be valid as if such death or incapacity, termination or other event had not occurred, regardless of whether or not the Seller Representative or Buyer shall have received notice of such death, incapacity, termination or similar event.

               9.13.4 The Sellers acknowledge and agree that One Hundred Thousand Dollars ($100,000) (the “Seller Representative Reserve”) of the Purchase Price will be withheld from the Closing Date Purchase Price to cover the costs and expenses of the Seller Representative, including expenses associated with 2010 Tax preparation, dissolution and winding up of the General Partner and legal and accounting fees incurred prior to or after the Closing. To the extent the Seller Representative Reserve is not used, in the discretion of the Seller Representative, it shall be paid to the Sellers based on their pro rata shares of the purchase price, following the Seller Representative’s determination that such reserve is no longer necessary to or advisable in the Seller Representative’s discharge of its duties hereunder.
     10. Termination.
          10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:
                    (i) by mutual written consent of Buyer, on the one hand, and the Seller Representative, on the other hand;
                    (ii) by either of the Seller Representative, on the one hand, or Buyer, on the other hand, by written notice to the other; if (a) the Closing shall not have been consummated by December 31, 2010; provided, however, that the right to terminate this Agreement under this Section 10.1(ii) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date, or (b) any Governmental Authority of competent jurisdiction shall have issued an order, injunction, decree or any other judgment of any kind whatsoever or taken any other action (which action the Parties shall have used their commercially reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated hereby, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the Party terminating this Agreement pursuant to this Section 10.1(ii) shall have used its commercially reasonable efforts to have such action vacated;
                    (iii) by written notice from Buyer to the Seller Representative (if Buyer is not in material breach of any of its representations, warranties, covenants and agreements under this Agreement), if the Company or any Seller breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement; or
                    (iv) by written notice from the Seller Representative to Buyer (if the Company and Sellers are not in material breach of any of their representatives and warranties, covenants and agreements under this Agreement) if Buyer breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement.
          10.2. Effect of Termination. If this Agreement is terminated pursuant to Section 10.1, all obligations of the Parties under this Agreement will terminate, except that the obligations in Sections 9.10 (Sole Remedy/Waiver), 12.6 (Controlling Law), 12.7 (Jurisdiction and Process), 12.8 (Waiver of a Jury Trial), 12.9 (Specific Performance) and 12.12 (Expenses) will survive; provided, however, that, if this Agreement is terminated by a Party because of the breach of this Agreement by another Party of any of its covenants or obligations contained in this Agreement, or because one or more of the conditions to the terminating Party’s obligations under this Agreement is not satisfied as a result of the other Party’s failure to comply with its covenant or obligations contained in this Agreement, then the terminating Party’s right to pursue all legal remedies will survive such termination unimpaired (including under Section 12.9 (Specific Performance)). Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms, conditions, covenants and other provisions of this Agreement or to impair the right of any Party to compel specific performance by any other Party of its obligations under this Agreement.
     11. Tax Matters.
          11.1. Pre-Closing Tax Returns. Sellers shall prepare or cause to be prepared all Tax Returns with respect to the Company and its Subsidiaries for Pre-Closing Tax Periods that are required to be filed after the Closing Date. Sellers shall prepare such Tax Returns consistent with the past practices of the Company and its Subsidiaries unless contrary to applicable law. Sellers shall file all Pre-Closing Tax Period Tax Returns on or before the due date, as extended by any proper extension. Sellers shall include on the Tax Returns for the Pre-Closing Tax Periods the income of the Company and its Subsidiaries for all applicable Pre-Closing Tax Periods. The Sellers shall timely pay all Taxes of the Company and its Subsidiaries required to be paid in connection with any Pre-Closing Tax Periods to the extent in excess of the amounts included in the calculation of Net Working Capital; the remaining amount of Taxes of the Company and its Subsidiaries required to be paid in connection with any Pre-Closing Tax Periods shall be paid by Buyer and any such payment shall be made by Buyer to the Seller Representative within five calendar days of the date when the Sellers notify Buyer of an amount of such Taxes that are payable to the relevant Governmental Authority. The Sellers shall pay all fees and expenses associated with preparing the Tax Returns for the Pre-Closing Tax Periods.
          11.2. Straddle Period Tax Returns. Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed any Tax Returns of the Company and its Subsidiaries for Straddle Tax Periods that are required to be filed after the Closing Date. Buyer shall prepare such Tax Returns consistent with the past practices of the Company and its Subsidiaries unless contrary to applicable law. The Sellers shall pay to Buyer an amount equal to the portion of such Taxes of the Company and its Subsidiaries which relates to the portion of such Straddle Tax

Period ending on the Closing Date; provided, however, that the Sellers shall only be liable for Taxes in excess of the amounts included in the calculation of Net Working Capital. Any such payment for Taxes for any Straddle Tax Period shall be made by the Sellers to Buyer within five calendar days of the date when Buyer notifies the Seller Representative of an amount of such Taxes that are payable to the relevant Governmental Authority. For purposes of this Section 11.2, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Tax Period, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (a) in the case of any Tax other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (b) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date. Any credits relating to a Straddle Tax Period shall be taken into account as though the relevant Tax period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice (to the extent permitted by law) of the Company and its Subsidiaries.
          11.3. Transfer Taxes. Notwithstanding any other provisions of this Agreement to the contrary, the Sellers shall pay one-half and Buyer shall pay one-half of all sales, use, stock transfer, stamp, recording, real property transfer and similar Taxes (“Transfer Taxes”), if any, required to be paid in connection with the sale of the Equity Interests contemplated by this Agreement. The Sellers, after the review and consent by Buyer, shall file such applications and documents as shall permit any such Transfer Taxes to be assessed and paid on or prior to the Closing in accordance with any available pre-sale filing procedure. Buyer shall execute and deliver all instruments and certificates necessary to enable the Sellers to comply with the foregoing. Buyer shall complete and execute a resale or other exemption certificate with respect to the inventory items sold hereunder, and shall provide the Sellers with an executed copy thereof.
          11.4. Cooperation on Tax Matters. The Sellers and Buyer shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
          11.5. Audits. Buyer shall provide the Seller Representative with notice of any written inquiries, audits, examinations or proposed adjustments by the IRS or any other Governmental Authority, which relate to any Pre-Closing Tax Periods within thirty (30) calendar days of receipt of such notice. The Seller Representative shall have the sole right to represent the interests of Company and its Subsidiaries in any Tax audit or other proceeding relating to any Pre-Closing Tax Period, to employ counsel of its choice at its own expense, and to settle any issues and to take any other actions in connection with such proceedings relating to such taxable periods; provided, however, that (i) the Sellers must acknowledge in writing their liability under this Agreement to hold Buyer and the Company harmless against the full amount of any adjustment which may be made as a result of such Tax audit or other proceeding relating to any Pre-Closing Tax Period; (ii) the Seller Representative (a) shall use reasonable efforts to inform Buyer of the status of any such proceedings, (b) shall make available to Buyer (at Buyer’s cost and expense) copies of any pleadings, correspondence, and other documents as Buyer may reasonably request, (c) shall consult with Buyer prior to the settlement of any such proceedings and (d) shall obtain the prior written consent of Buyer prior to the settlement of any such proceedings that would affect Buyer in any taxable period ending after the Closing Date, which consent shall not be unreasonably withheld; provided further, however, that Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such proceedings at Buyer’s sole expense. Buyer shall have the right to control all other Tax audits or proceedings of Company; provided, however, that Buyer shall not settle any such proceedings without the consent of the Sellers, which consent shall not be unreasonably withheld, if the Sellers would incur any additional Taxes for (i) Pre-Closing Tax Periods or (ii) the portion of the Straddle Tax Period ending on the Closing Date. Buyer and the Company shall execute and deliver to the Seller Representative such powers of attorney and other documents as may be necessary or appropriate to give effect to the foregoing.
     12. Additional Terms and Provisions.
          12.1. No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
          12.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof (other than the Confidentiality Agreement); provided, however, that the exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.
          12.3. Schedules. Schedule references in this Agreement refer to the Schedules. Certain information included in the Schedules has been included solely for informational purposes. The inclusion of information in the Schedules shall not be deemed an admission or acknowledgement that such information is required to be listed in the schedules, that such items are material to the Company or its Subsidiaries, that such items are expected to have a Material Adverse Effect or that such items are within or outside of the ordinary course of business. Furthermore, the inclusion in the Schedules of information or the exclusion of information from the Schedules will not be deemed to establish any level of materiality for purposes of this Agreement. The Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of the Schedules as an exception will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent the relevance of such disclosure is reasonably apparent on its face to such other covenants, representations or warranties, notwithstanding the presence or absence of any appropriate section or subsection of the Schedules with respect to such other covenants, representations or warranties or an appropriate cross reference thereto. The information and statements contained in the Schedules are not intended to constitute and shall not be construed as constituting, representations, warranties, covenants or agreements of the Sellers except as and to the extent provided in the text of this Agreement. Any summary or description of any law or regulation, contract or other document contained in the schedules is qualified in its entirety by the full text of such law or regulation, contract or other document.
          12.4. Assignment. No Party hereto shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, Buyer may assign its rights and obligations under this Agreement, in whole or in part, without consent, to any of its Subsidiaries or Affiliates or any Person that acquires all or substantially all of the capital stock or assets of Buyer or the Company and its Subsidiaries, provided that Buyer shall remain directly liable for all of its obligations hereunder notwithstanding any such assignment. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns.
          12.5. Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person or by a nationally recognized overnight courier service (costs prepaid), (b) five (5) days after posting in the United States mail having been sent registered or certified mail return receipt requested, or (c) when delivered by facsimile and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:
If to the Seller Representative, to:
Touchstone Wireless Investment Partners, LLC
c/o Striker Partners
The Graham Group
3811 West Chester Pike
Building 2, Suite 150
Newtown Square, PA 19073
Attention: Mr. Derek R. Spence
Fax No.: (610) 722-0800

with copies to:
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104
Attention: David S. Denious, Esq.
Fax No.: (215) 994-2222
If to Buyer, to:
Brightpoint, Inc.
7635 Interactive Way, Suite 200
Indianapolis, Indiana 46278
Attention: Legal Department
Fax No.: (317) 707-2514
with copies to:
Blank Rome LLP
405 Lexington Avenue
New York, New York 10174
Attention: Robert J. Mittman
Fax No.: (212) 885-5001
or to such other address or addresses as the Parties may from time to time designate in writing.
          12.6. Controlling Law. THIS AGREEMENT IS MADE UNDER, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED SOLELY THEREIN, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW.
          12.7. Jurisdiction and Process. In any action between or among any of the Parties, whether arising out of this Agreement, any of the agreements contemplated hereby or otherwise, (a) each of the Parties irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in New York, New York, (b) if any such action is commenced in a state court, then, subject to applicable law, no Party shall object to the removal of such action to any federal court located in New York, New York, (c) each of the Parties irrevocably agrees to designate a service company located in the United States as its agent for service of process and consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such Party is located, and (d) the prevailing Parties shall be entitled to recover their reasonable attorneys’ fees, costs and disbursements from the other Parties (in addition to any other relief to which the prevailing Parties may be entitled).
          12.8. Waiver of a Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION OR PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.
          12.9. Specific Performance. The Parties agree that irreparable damage may occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled (without the requirement to post a bond or other security) to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity. The rights and remedies of the Parties shall be cumulative (and not alternative).
          12.10. Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and the Seller Representative. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
          12.11. Severability; No Waiver. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. Except as otherwise expressly provided herein, no failure to exercise, delay in exercising, or single or partial exercise of any right, power or remedy by any Party, and no course of dealing between or among any of the Parties, shall constitute a waiver of, or shall preclude any other or further exercise of, any right, power or remedy.

          12.12. Expenses. Each of the Parties hereto will bear its own costs and expenses (including legal, investment banker, and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.
          12.13. Full Understanding. Each of the Parties hereto hereby acknowledges and confirms that his or its representatives have read and understand the entirety of this Agreement, including, without limitation, the representations and warranties, covenants and indemnification obligations contained herein.
          12.14. Construction. In construing this Agreement, including the exhibits and schedules hereto, the following principles shall be followed: (a) the terms “herein,” “hereof,” “hereby,” “hereunder” and other similar terms refer to this Agreement as a whole and not only to the particular Article, Section or other subdivision in which any such terms may be employed; (b) except as otherwise set forth herein, references to Articles, Sections, schedules and exhibits refer to the Articles, Sections, schedules and exhibits of this Agreement, which are incorporated in and made a part of this Agreement; (c) a reference to any Person shall include such Person’s predecessors; (d) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; (e) no consideration shall be given to the headings of the Articles, Sections, schedules, exhibits, subdivisions, subsections or clauses, which are inserted for convenience in locating the provisions of this Agreement and not as an aid in its construction; (f) the word “includes” and “including” and their syntactical variants mean “includes, but is not limited to” and “including, without limitation,” and corresponding syntactical variant expressions; (g) a defined term has its defined meaning throughout this Agreement, regardless of whether it appears before or after the place in this Agreement where it is defined, including in any schedule or exhibit; (h) the word “dollar” and the symbol “$” refer to the lawful currency of the United States of America; (i) the plural shall be deemed to include the singular and vice versa; and (h) unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa.
          12.15. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
          12.16. Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
          12.17. References. All words used in this Agreement shall be construed to be of such number and gender as the context requires or permits.
          12.18. Provision Respecting Legal Representation. Each of the Parties hereby agrees, on its own behalf and on behalf of its directors, members, partners, officers, employees and affiliates, that Dechert LLP may serve as counsel to any of the Sellers or the Company and their respective Affiliates (individually and collectively, the “Seller Group”), on the one hand, and the Company, on the other hand, in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and that, following consummation of the transactions contemplated hereby, Dechert LLP (or any successor) may serve as counsel to the Seller Group or any individual member thereof or any director, member, partner, officer, employee or affiliate of any member of the Seller Group or the Company, in connection with any Proceeding, claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement, notwithstanding such representation and each of the Parties hereby consents thereto and waives any conflict of interest arising therefrom, and each of such Parties shall cause any affiliate thereof to consent to waive any conflict of interest arising from such representation.
-Signature Page Follows-

          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Agreement Date.
BUYER:
BRIGHTPOINT NORTH AMERICA L.P.
By: Brightpoint North America, Inc., its general partner

By:	/s/ STEVEN E. FIVEL
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary

TOUCHSTONE ACQUISITION LLC
By:	/s/ STEVEN E. FIVEL
	Name:	Steven E. Fivel
	Title:	Executive Vice President and Secretary
THE COMPANY:

TOUCHSTONE WIRELESS REPAIR AND LOGISTICS, LP
By:	/s/ JOHN COWLES
	Name:	John Cowles
	Title:	Chief Executive Officer

[Signature Page to Interest Purchase Agreement]

THE SELLERS:

TOUCHSTONE WIRELESS INVESTMENT PARTNERS, LLC
By:	/s/ Derek R. Spence
	Name:	Derek R. Spence
	Title:	Authorized Person

IMAGE 1 WIRELESS, INC.
By:	/s/ James Allen Hurley II
	Name:	James Allen Hurley, II
	Title:	President

EW INVESTMENT, LP
By:	/s/ Derek R. Spence
	Name:	Derek R. Spence
	Title:	Authorized Person

/s/ John K. Cowles JOHN K. COWLES
[Signature Page to Interest Purchase Agreement]

/s/ David Lundberg DAVID LUNDBERG

/s/ Jason Potter JASON POTTER

/s/ David Edwards DAVID EDWARDS

/s/ Chris Hawk CHRIS HAWK

/s/ Michael Ball MICHAEL BALL

/s/ Keith Clark KEITH CLARK

/s/ David Hunter DAVID HUNTER
Solely with respect to Sections 8.4.3 and 8.5(i):

STRIKER PARTNERS I, L.P.
By:	/s/ Derek R. Spence
	Name:	Derek R. Spence
	Title:	Managing Principal
[Signature Page to Interest Purchase Agreement]